                                             As Filed Pursuant to Rule 424(b)(5)
                                             Registration No. 333-74676


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 28, 2001)

                                  $100,000,000

                         GABELLI ASSET MANAGEMENT INC.
                      5 1/2% SENIOR NOTES DUE MAY 15, 2013

                             ----------------------

       We will pay interest on the notes on May 15 and November 15 of each year, beginning November 15, 2003. The notes will mature on May 15, 2013. We may not redeem the notes prior to maturity.

       The notes will be unsecured obligations and rank equally with our unsecured senior indebtedness. The notes will be issued only in registered form in denominations of $1,000.

       INVESTING IN THE NOTES INVOLVES RISKS THAT ARE DESCRIBED IN "RISK FACTORS" SECTION BEGINNING ON PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT.

                             ----------------------

                                                                       PER NOTE        TOTAL
                                                                       --------        -----
         Initial public offering price(1)............................  100.000%     $100,000,000
         Underwriting discount.......................................    0.650%         $650,000
         Proceeds, before expenses, to Gabelli.......................   99.350%      $99,350,000

       -------------------

       (1) Plus accrued interest from May 15, 2003, if settlement occurs after that date

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about May 15, 2003.

                             ----------------------

                              MERRILL LYNCH & CO.

                             ----------------------

             The date of this prospectus supplement is May 8, 2003.

                            TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                   PROSPECTUS SUPPLEMENT
About this Prospectus Supplement............................   S-2
Prospectus Supplement Summary...............................   S-3
Risk Factors................................................   S-8
Use of Proceeds.............................................  S-13
Ratio of Earnings to Fixed Charges..........................  S-13
Capitalization..............................................  S-14
Description of the Notes....................................  S-15
Underwriting................................................  S-19
Legal Matters...............................................  S-20
Experts.....................................................  S-20

                                                              PAGE
                                                              ----
                         PROSPECTUS
About this Prospectus.......................................     1
Where You Can Find More Information.........................     2
Special Note Regarding Forward-Looking Statements...........     3
Gabelli Asset Management Inc................................     3
The Trusts..................................................     4
Use of Proceeds.............................................     6
Ratio of Earnings to Fixed Charges..........................     6
Description of Securities...................................     6
Description of Debt Securities..............................     6
Description of Capital Stock................................    16
Description of Trust Preferred Securities...................    23
Description of Guarantees...................................    25
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................    28
Plan of Distribution........................................    29
ERISA Matters...............................................    31
Legal Matters...............................................    31
Experts.....................................................    32

                             ---------------------

       YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THEIR RESPECTIVE DATES. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

       This document is in two parts. The first is this prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the securities we are offering.

       If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

       Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "Gabelli Asset Management Inc.," "Gabelli," "we," "us" and "our" or similar terms are to Gabelli Asset Management Inc., its predecessors and its subsidiaries.

                      WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. The SEC also maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). You can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and replace the information contained in this prospectus supplement. We incorporate by reference the documents listed below and any future filings we make with the SEC prior to the termination of this offering under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended:

       1.  Our Annual Report on Form 10-K for the year ended December 31, 2002;

       2.  Our Current Report on Form 8-K, filed January 31, 2003; and

       3. The description of our common stock in our registration statement on Form 8-A dated January 12, 1999.

       We will provide you with a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, upon written or oral request, by writing or telephoning us at Gabelli Asset Management Inc., One Corporate Center, Rye, New York 10580,
Attention: Chief Financial Officer, Telephone (914) 921-5146.

                         PROSPECTUS SUPPLEMENT SUMMARY

       You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated therein by reference.

                                    GABELLI

       We are a widely recognized provider of investment advisory and brokerage services to mutual funds, institutional and high net worth investors, primarily in the United States. We generally manage assets on a discretionary basis and invest in a variety of U.S. and international securities through various investment styles. Our revenues are largely based on the level of assets under management in our business, rather than our own assets, as well as the level of fees associated with our various investment products. As of December 31, 2002 we had approximately $21.2 billion of assets under management, 88% of which were invested in equity securities. Our assets under management are organized principally in three groups:

       - Mutual Funds: we currently provide advisory services to (i) the Gabelli family of funds; (ii) the Treasurer's Fund; and (iii) the Gabelli Westwood family of funds. The mutual funds have a long-term record of achieving high returns, relative to similar investment products.

       - Separate Accounts: we currently provide advisory services to a broad range of investors, including high net worth individuals, corporate pension and profit sharing plans, foundations, endowments, jointly trusteed plans and municipalities, and also serve as subadviser to certain other third-party investment funds. Each separate account portfolio is managed to meet the specific needs and objectives of the particular client by utilizing investment strategies and techniques within our areas of expertise.

       - Alternative Investments: we also provide alternative investment products consisting primarily of risk arbitrage, and global and regional long/short equity funds.

       We also act as underwriter and distributor of the open-end mutual funds and provide brokerage, trading, underwriting and research services. We conduct our business operations through our subsidiaries.

       Gabelli Asset Management Inc. was incorporated in April 1998 as "Alpha G, Inc." under the laws of the State of New York and renamed "Gabelli Asset Management Inc." in February 1999. We are a holding company formed in connection with the reorganization of Gabelli Group Capital Partners, Inc. (previously named "Gabelli Funds, Inc.") and our subsequent initial public offering. On February 9, 1999, in connection with the reorganization, we issued 24 million shares of class B common stock, representing all of our then issued and outstanding common stock to Gabelli Group Capital Partners, Inc. and two of its subsidiaries for substantially all of the operating assets and liabilities of Gabelli Group Capital Partners, Inc. relating to its institutional and retail asset management, mutual fund advisory, underwriting and brokerage business. Gabelli Group Capital Partners, Inc., which is majority owned by Mr. Mario J. Gabelli ("Mr. Gabelli") with the balance owned by our professional staff and other individuals, owns all of the outstanding shares of class B common stock of Gabelli Asset Management Inc., which represents approximately 97% of the combined voting power of the outstanding common stock. On February 10, 1999, we sold six million shares of our class A common stock to the public. Accordingly, Mr. Gabelli could be deemed to control Gabelli Asset Management Inc.

       Gabelli Asset Management Inc.'s principal executive offices are located at One Corporate Center, Rye, New York 10580. Its telephone number is (914) 921-3700.

                              RECENT DEVELOPMENTS

       On April 29, 2003, we announced our results for the quarter ended March 31, 2003.

       Reflecting a 23% decline in assets under management, mostly related to the overall stock market, revenues fell to $46.1 million in the first quarter of 2003 down 21% from the $58.0 million reported in the prior year quarter. Operating income fell 35.6% to $16.3 million in the 2003 quarter versus $25.4 million in the prior year quarter. Net income was $9.3 million or $0.31 per diluted share in 2003 compared to $15.4 million or $0.51 per diluted share in 2002. Actual shares outstanding at March 31, 2003 were 30,019,072 compared to 30,219,941 at March 31, 2002. Cash and investments were $538 million at March 31, 2003, up from the $535 million at December 31, 2002 and an increase of $56 million from the $482 million at March 31, 2002.

FINANCIAL RESULTS

       After gaining ground early in January 2003, U.S. equity markets declined during the remainder of the quarter with the Standard and Poor's 500, Russell 2000 and Morgan Stanley Capital International World Index falling 3.2%, 4.5% and 5.0%, respectively. Over the last twelve months these indices declined 24.8%, 27.0% and 23.8%, respectively. Against this backdrop assets under management at March 31, 2003 were $20.1 billion down 22.6% from record levels of $25.9 billion at March 31, 2002 and down 5.6% from $21.3 billion at December 31, 2002. Average total assets under management were $20.7 billion during the first quarter of 2003 versus $24.6 billion during the first quarter of 2002. Average assets in our open-end equity funds, impacted by market performance and outflows in our Growth funds, were $6.4 billion during the 2003 quarter down 23.2% from average assets of $8.3 billion in the prior year quarter. Our equity mutual funds and alternative investment products experienced modest cash inflows during the first quarter of 2003 which were offset by net cash outflows in our institutional and separate accounts.

       The decline in assets under management was largely responsible for the roughly 21% overall decline in total revenues to $46.1 million for the first quarter of 2003 versus $58.0 million in 2002. Investment advisory and incentive fees, which comprise the largest portion of total revenues, totaled $39.6 million in 2003 versus $48.9 million in the first quarter of 2002 due to lower levels of assets under management. Commission revenues were $2.4 million compared to $3.9 million in the 2002 quarter resulting from lower transaction volume. Distribution fees generated from open-end mutual funds declined 21.2% to $4.1 million in the 2003 quarter versus $5.2 million in the first quarter of 2002 due to the lower levels of average assets under management.

       Operating income declined 35.6% to $16.3 million in the first quarter of 2003 compared to $25.4 million in 2002. Operating margins were 35.5% down from 43.7% in the prior year quarter. We made the decision to add to our long-term strengths in research and in client service. Total compensation costs, which are largely variable in nature, declined 8.5% to $20.5 million in 2003 versus $22.4 million in the first quarter of 2002. Salaries increased by $1.0 million as we added eleven individuals to our sales, marketing and research staff since the first quarter of 2002. Other operating expenses were unchanged at $7.5 million in the first quarter of both 2003 and 2002. The expensing of stock options, ($215,000 for the first quarter and $1.5 million for the year), new product initiatives, insurance premiums, benefit programs as well as costs from acquisitions have all contributed to lower margins.

       Management fee expense, which is totally variable and based on pre-tax profits, declined 39.3% to $1.7 million from $2.7 million in the 2002 quarter.

       Interest expense increased $0.3 million or 10.4% to $3.0 million in the first quarter of 2003 compared to $2.7 million in the first quarter of 2002. The increase is attributable to having approximately $85 million of mandatory convertible securities outstanding ($90 million were issued in February 2002) for the entire quarter in 2003 versus only two months in 2002. Notwithstanding higher liquid investable assets, the combination of lower interest rates and declining world equity markets resulted in our proprietary investment earnings being down $0.4 million on a quarter to quarter basis.

       The estimated effective tax rate for 2003 and calendar 2002 was 37.6%. Minority interest expense was unchanged quarter to quarter.

INVESTMENT, BUSINESS AND OTHER HIGHLIGHTS-POSITIONING FOR RENEWED GROWTH

       We continue to position ourselves to improve investment results, expand product offerings, improve client service, marketing, research and portfolio management infrastructure and invest in growth opportunities.

       - Assets in our Non-Market Correlated Mutual Funds Group, under the aegis of Henry Van der Eb, amounted to $712 million at March 31, 2003, up 6% from $673 million at December 31, 2002, and 38% from $512 million a year earlier.

              -- Mutual Fund net cash flows in this Group were $70 million during the quarter.

              -- The Ned Davis Research Asset Allocation Fund, launched on March 31, 2003, is a new product offering in the Non-Market Correlated Mutual Fund Group.

              -- The Comstock Capital Value Fund and Comstock Strategy Fund both received first place awards for "consistent performance relative to their peers" within their respective categories, at the recent Lipper Fund Awards ceremony. The Comstock funds, managed by Charles Minter and Martin Weiner, were the only two funds with the same portfolio managers to receive awards.

              -- Gabelli ABC Fund (inception May 14, 1993) is one of only three equity-oriented funds, among 1,288 funds according to Lipper Inc., which have had absolute total returns in each of the last ten calendar years through 2002.

       - Twelve Gabelli Mutual Funds, representing over 62% of our total rated fund assets, have earned Morningstar Inc.'s overall ratings of Five and Four Stars.

       - The Gabelli Convertible and Income Securities Fund Inc., a closed-end diversified management investment company, raised $50 million through an offering of two series of Preferred Stock in March 2003.

       - We announced a symposium which was held on April 22nd entitled "Dividends -- Their Role In Investment Decisions" to discuss how dividends affect the cost of capital as well as the importance of dividends in generating long-term returns for equity owners.

       - During the second half of 2002 we continued building our research team of security analysts and our institutional sales and marketing staff. These additions, while negatively impacting earnings in the short run, are essential to expanding our product offerings including proprietary, fundamental sell-side research for the institutional market.

         OUTLOOK-BLEAK TO BRIGHT

              -- Investors are "back to basics". President Bush, as a precondition for his reelection, will pull out all the stops. Lower oil prices, rising confidence, record fiscal stimulus, and lower interest rates should spark a pick up in the economy, especially in the fourth quarter and first half of 2004. The stock market generally anticipates economic recovery by six months.

              -- Our stock selection process, on the value side of Gabelli, driven by our proprietary company and industry research, continues to find fundamentally attractive investment opportunities selling at discounts to private market value with catalysts to trigger appreciation.

              -- We expect global merger, acquisition and restructuring activity to continue to increase. In the U.S., regulatory reforms for the utility, telecom, energy, newspaper and broadcast industries should provide catalysts. Deals for television, radio, and newspaper firms are set to heat up after FCC regulators meeting in June to decide easing the ban on same market ownership of newspapers, TV and radio stations, as well as the 35% cap that limits how much of the national audience one entity can reach. Banks and utilities are also ripe for another round of consolidation.

              -- The recent U.S. Supreme Court's ruling limiting the size of punitive damages is the kickoff in the battle to curb abusive tort litigation and excessive monetary awards. Congress is working on a legislative solution to skyrocketing asbestos claims.

OUTLOOK

       Since we derive over 90% of our revenues from our equity products, our firm's profits are tied to the world equity market. Our rising cost structure reflects increased distribution and our intense focus on equity research where we have expanded our team of sell-side analysts and plan further additions opportunistically.

       This will impact our short term earnings, as will higher costs from expensing stock options, new product initiatives and increased distribution expenses from our mutual funds. However, we believe these initiatives provide the best cost effective way to increase value for our clients as well as intrinsic value for our shareholders on a longer-term basis. We note that our liquidity is sufficient to take advantage of opportunities including repurchasing our stock.

                                  THE OFFERING

Issuer........................   Gabelli Asset Management Inc.

Notes offered.................   $100,000,000 principal amount of 5 1/2% senior
                                 notes due 2013.

Interest......................   Interest on the notes will be payable on each
                                 May 15 and November 15, beginning November 15,
                                 2003.

Maturity......................   The notes will mature on May 15, 2013 unless
                                 otherwise retired prior to that date.

Ranking.......................   The notes are our unsecured obligations and
                                 will rank equally with all of our other
                                 unsecured and senior indebtedness from time to time outstanding.

Redemption....................   The notes may not be redeemed prior to
                                 maturity.

Covenants.....................   The indenture under which the notes will be
                                 issued contains covenants that impose
                                 conditions on our ability to create liens on any capital stock of designated subsidiaries or engage in mergers, consolidations or sales of all or substantially all of our assets.

Use of proceeds...............   We will use the net proceeds of this offering
                                 for general corporate purposes, which may include the repayment or repurchase of outstanding indebtedness. In addition, we may use a portion of the proceeds to repurchase shares of our common stock.

Listing.......................   The notes will not be listed on any national
                                 securities exchange.

Risk factors..................   See "Risk Factors" beginning on page S-8 for a
                                 discussion of factors you should consider before investing in the notes.

                                  RISK FACTORS

       Before purchasing the notes, you should carefully consider the following risk factors together with the other information contained and incorporated by reference into this prospectus supplement and the accompanying prospectus in order to evaluate an investment in the notes.

                           RISKS RELATED TO THE NOTES

THERE IS NO ESTABLISHED TRADING MARKET FOR THE NOTES. IF ONE DEVELOPS, IT MAY NOT BE LIQUID.

       The notes will constitute a new issue of securities with no established trading market. If a trading market does not develop, purchasers of the notes may not be able to sell them. If any of the notes are traded after their initial issuance, they may trade at a discount from the initial offering price, depending upon:

       -     prevailing interest rates;

       -     the market for similar securities; and

       - other factors, including general economic conditions and our financial condition, performance and prospects.

       We do not intend to list the notes on any national securities exchange or to seek their quotation on any automated dealer quotation system. We cannot assure you that any liquid market for the notes will develop.

       The underwriters have advised us that they intend to make a market in the notes but they are not obligated to do so. The underwriters may also discontinue market-making activities at any time, in their sole discretion, which could negatively impact your ability to sell the notes or the prevailing market price at the time you choose to sell.

OUR HOLDING COMPANY STRUCTURE RESULTS IN STRUCTURAL SUBORDINATION AND MAY AFFECT OUR ABILITY TO MAKE PAYMENTS ON THE NOTES.

       The notes are obligations exclusively of Gabelli. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our ability to service our debt, including the notes, depends upon the earnings of our subsidiaries and the distribution of dividends, loans or other payments by our subsidiaries to us.

       Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, loans or other payments. In addition, any distribution of dividends, loans or other payments by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

       Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

                            RISKS RELATED TO GABELLI

CONTROL BY MR. GABELLI; CONFLICTS OF INTEREST.

       Mr. Gabelli, through his majority ownership of Gabelli Group Capital Partners, beneficially owns all of our outstanding class B common stock, representing approximately 97% of the combined voting power of all classes of our voting stock. As long as Mr. Gabelli indirectly beneficially owns a majority of the combined voting power of our common stock, he will have the ability to elect all of the members of our Board of Directors and thereby control our management and affairs, including determinations with respect to acquisitions, dispositions, borrowings, issuances of common stock or other securities, and the declaration and payment of dividends on the common stock. In addition, Mr. Gabelli will be able to determine the outcome of matters submitted to a vote of our shareholders for approval and will be able to cause or prevent a change in control of our company. As a result of Mr. Gabelli's control of the company, none of our agreements with Mr. Gabelli and other companies controlled by him have been arrived at through "arm's-length" negotiations, although we believe that the parties endeavor to implement market-based terms. There can be no assurance that we would not have received more favorable terms from an unaffiliated party.

       In order to minimize conflicts and potential competition with our investment management business, Mr. Gabelli has entered into a written agreement to limit his activities outside of the company. Mr. Gabelli has undertaken that so long as he is associated with the company or for a period of five years from our initial public offering, whichever is longer, he will not provide investment management services for compensation other than in his capacity as an officer or employee of the company except for (a) those investment funds and accounts currently managed by Mr. Gabelli outside the company under performance fee arrangements, but only to the extent that any such investment fund or account consists solely of one or more of the persons who were investors as of the date of the consummation of the initial public offering and (b) successor funds and accounts which serve no investors other than those in the funds and accounts referred to in (a) or those investors' successors, heirs, donees or immediate families, which funds and accounts operate according to an investment style similar to such other accounts or funds, which style we did not use at the time of our initial public offering, and which are subject to performance fee arrangements. To the extent that such activities are not prohibited under this agreement, Mr. Gabelli intends to continue devoting time to activities outside the company, including managing his own assets and his family's assets, managing or controlling companies in other industries and managing assets for other investors through the Permissible Accounts, which are the funds and accounts managed outside the company that are permitted under the agreement between us and Mr. Gabelli (approximately $86 million as of December 31, 2002). These activities may present conflicts of interest or compete with the company. Our Certificate of Incorporation expressly provides in general that Mr. Gabelli, members of his immediate family who are officers or directors of the company and entities controlled by such persons have an obligation to present corporate opportunities to us and resolve conflicts of interest through one of the processes described in the Certificate of Incorporation, which include independent director or independent shareholder approval.

       We will not derive any income from activities outside the company by Mr. Gabelli or members of his immediate family who are officers or directors of the company and may not be able to take advantage of business and investment opportunities that could later prove to be beneficial to us and our shareholders, either because such opportunities were not company opportunities at the time they arose or because we did not pursue them. Where a conflict of interest involves a transaction between Mr. Gabelli or members of his immediate family who are officers or directors of the company or their affiliates and the company, there can be no assurance that we would not receive more favorable terms if it were dealing with an unaffiliated party, although we will seek to achieve market-based terms in all such transactions.

WE DEPEND ON MARIO J. GABELLI AND OTHER KEY PERSONNEL.

       We are dependent on the efforts of Mr. Gabelli, our Chairman of the Board, Chief Executive Officer, Chief Investment Officer and the primary portfolio manager for a significant majority of our assets under management. The loss of Mr. Gabelli's services would have a material adverse effect on us.

       In addition to Mr. Gabelli, our future success depends to a substantial degree on our ability to retain and attract other qualified personnel to conduct our investment management business. The market for qualified portfolio managers is extremely competitive and has grown more so in recent periods as the investment management industry has experienced growth. We anticipate that it will be necessary for us to add portfolio managers and investment analysts as we further diversify our investment products and strategies. There can be no assurance, however, that we will be successful in our efforts to recruit and retain the required personnel. In addition, our investment professionals and senior marketing personnel have direct contact with our Separate Account clients, which can lead to strong client relationships. The loss of these personnel could jeopardize our relationships with certain Separate Account clients, and result in the loss of such accounts. The loss of key management professionals or the inability to recruit and retain sufficient portfolio managers and marketing personnel could have a material adverse effect on our business.

POTENTIAL ADVERSE EFFECTS ON OUR PERFORMANCE PROSPECTS FROM A DECLINE IN THE PERFORMANCE OF THE SECURITIES MARKETS.

       Our results of operations are affected by many economic factors, including the performance of the securities markets. During the 1990s, unusually favorable and sustained performance of the U.S. securities markets, and the U.S. equity market, in particular, has attracted substantial inflows of new investments in these markets and has contributed to significant market appreciation which has, in turn, led to an increase in our assets under management and revenues. At December 31, 2002, approximately 88% of our assets under management were invested in portfolios consisting primarily of equity securities. More recently, the securities markets in general have experienced significant volatility, with declines in value experienced during the years 2001 and 2002. Any further decline in the securities markets, in general, and the equity markets, in particular, could further reduce our assets under management and consequently reduce our revenues. In addition, any such continuing decline in the equity markets, failure of these markets to sustain their prior levels of growth, or continued short-term volatility in these markets could result in investors withdrawing from the equity markets or decreasing their rate of investment, either of which would be likely to further adversely affect us. From time to time, a relatively high proportion of the assets we manage may be concentrated in particular industry sectors. A general decline in the performance of securities in those industry sectors could have an adverse effect on our assets under management and revenues.

FUTURE INVESTMENT PERFORMANCE COULD REDUCE REVENUES AND OTHER INCOME.

       Success in the investment management and mutual fund businesses is dependent on investment performance as well as distribution and client servicing. Good performance generally stimulates sales of our investment products and tends to keep withdrawals and redemptions low, which generates higher management fees (which are based on the amount of assets under management). Conversely, relatively poor performance tends to result in decreased sales, increased withdrawals and redemptions in the case of the open-end Mutual Funds, and in the loss of Separate Accounts, with corresponding decreases in revenues to us. Many analysts of the mutual fund industry believe that investment performance is the most important factor for the growth of no-load Mutual Funds, such as those we offer. Failure of our investment products to perform well could, therefore, have a material adverse effect on us.

LOSS OF SIGNIFICANT SEPARATE ACCOUNTS COULD AFFECT OUR REVENUES.

       We had approximately 1,750 Separate Accounts as of December 31, 2002, of which the ten largest accounts generated approximately 8% of our total revenues during the year ended December 31, 2002. Loss of these accounts for any reason would have an adverse effect on our revenues. Notwithstanding good performance, we have from time to time lost large Separate Accounts as a result of corporate mergers and restructurings, and we could continue to lose accounts under these or other circumstances.

COMPLIANCE FAILURES AND CHANGES IN REGULATION COULD ADVERSELY AFFECT US.

       Our investment management activities are subject to client guidelines and our Mutual Fund business involves compliance with numerous investment, asset valuation, distribution and tax requirements. A failure to adhere to these guidelines or satisfy these requirements could result in losses which could be recovered by the client from us in certain circumstances. Although we have installed procedures and utilize the services of experienced administrators, accountants and lawyers to assist us in adhering to these guidelines and satisfying these requirements, and maintain insurance to protect ourselves in the case of client losses, there can be no assurance that such precautions or insurance will protect us from potential liabilities.

       Our businesses are subject to extensive regulation in the United States, including by the SEC and the NASD. We are also subject to the laws of non-U.S. jurisdictions and non-U.S. regulatory agencies or bodies. Our failure to comply with applicable laws or regulations could result in fines, suspensions of personnel or other sanctions, including revocation of our registration or any of our subsidiaries as an investment adviser or broker-dealer. Changes in laws or regulations or in governmental policies could have a material adverse effect on us.

OUR SOURCES OF REVENUE ARE SUBJECT TO TERMINATION ON SHORT NOTICE.

       A substantial majority of all of our revenues are derived from investment management agreements and distribution arrangements. Investment management agreements and distribution arrangements with the Mutual Funds are terminable without penalty on 60 days' notice (subject to certain additional procedural requirements in the case of termination by a Mutual Fund) and must be specifically approved at least annually, as required by law. Such annual renewal requires, among other things, approval by the disinterested members of each Mutual Fund's board of directors or trustees. Investment advisory agreements with the Separate Accounts are typically terminable by the client without penalty on 30 days' notice or less. Any failure to renew or termination of a significant number of these agreements or arrangements would have a material adverse effect on us.

WE RELY ON THIRD-PARTY DISTRIBUTION PROGRAMS.

       We have since 1996 experienced significant growth in sales of our open-end Mutual Funds through Third-Party Distribution Programs, which are programs sponsored by third-party intermediaries that offer their mutual fund customers a variety of competing products and administrative services. Most of the sales growth from our Third-Party Distribution Programs is from programs with no transaction fees payable by the customer, which we refer to as NTF Programs. Approximately $1.9 billion of our assets under management in the open-end Mutual Funds as of December 31, 2002 were obtained through NTF Programs. The cost of participating in Third-Party Distribution Programs is higher than our direct distribution costs, and it is anticipated that the cost of Third-Party Distribution Programs will increase in the future. Any increase would be likely to have an adverse effect on our profit margins and results of operations. In addition, there can be no assurance that the Third-Party Distribution Programs will continue to distribute the Mutual Funds. At December 31, 2002, approximately 90% of the NTF Program net assets in the Gabelli and Gabelli Westwood families of funds are attributable to two NTF Programs. Further, 98% of the total assets in The Treasurer's Fund are attributable to one Third-Party Distribution Program. The decision by these Third-Party Distribution Programs to discontinue distribution of the Mutual Funds could have an adverse effect on our growth of assets under management.

FEE PRESSURES COULD REDUCE OUR PROFIT MARGINS.

       There has been a trend toward lower fees in some segments of the investment management industry. In order for us to maintain our fee structure in a competitive environment, we must be able to provide clients with investment returns and service that will encourage them to be willing to pay such fees. Accordingly, there can be no assurance that we will be able to maintain our current fee structure. Fee reductions on existing or future new business could have an adverse impact on our profit margins and results of operations.

POSSIBILITY OF LOSSES ASSOCIATED WITH UNDERWRITING, TRADING AND MARKET-MAKING ACTIVITIES.

       Our underwriting, trading and market-making activities are primarily conducted through our subsidiary, Gabelli & Company, Inc., both as principal and agent. Such activities subject our capital to significant risks of loss. The risks of loss include those resulting from ownership of securities, extension of credit, leverage, liquidity, counterparty failure to meet commitments, client fraud, employee errors, misconduct and fraud (including unauthorized transactions by traders), failures in connection with the processing of securities transactions and litigation. We have procedures and internal controls to address such risks but there can be no assurance that these procedures and controls will prevent losses from occurring.

POSSIBILITY OF LOSSES ASSOCIATED WITH PROPRIETARY INVESTMENT ACTIVITIES.

       We may from time to time make or maintain large proprietary investment positions in securities. Market fluctuations and other factors may result in substantial losses in our proprietary accounts which could reduce our ability or willingness to make new investments or impair our credit ratings.

WE MAY HAVE LIABILITY AS A GENERAL PARTNER OR OTHERWISE WITH RESPECT TO OUR ALTERNATIVE INVESTMENT PRODUCTS.

       Certain of our subsidiaries act as general partner for alternative investment products, including arbitrage, global long/short and merchant banking limited partnerships. As a general partner of these partnerships, we may be held liable for the partnerships' liabilities in excess of their ability to pay such liabilities. In addition, in certain circumstances, we may be liable as a control person for the acts of our alternative investment products. As of December 31, 2002, our assets under management included approximately $578 million in alternative investment products. A substantial adverse judgment or other liability with respect to our alternative investment products could have a material adverse effect on us.

DEPENDENCE ON INFORMATION SYSTEMS.

       We operate in an industry that is highly dependent on its information systems and technology. We outsource a significant portion of our information systems operations to third parties who are responsible for providing the management, maintenance and updating of such systems. There can be no assurance, however, that our information systems and technology will continue to be able to accommodate our growth, or that the cost of maintaining such outsourcing arrangements will not increase from its current level. Such a failure to accommodate growth, or an increase in costs related to these information systems, could have a material adverse effect on us.

WE MAY NOT BE ABLE TO REFINANCE OR HAVE THE FUNDS NECESSARY TO REPURCHASE OUR EXISTING INDEBTEDNESS.

       On August 10, 2001, we and certain of our affiliates entered into a note purchase agreement with Cascade Investment LLC, pursuant to which Cascade purchased $100 million in principal amount of a convertible promissory note. Pursuant to the terms of the note, Cascade may require us on August 14, 2003, or upon a change in control or Mr. Gabelli ceasing to provide our predominant executive leadership, to repurchase the note for a purchase price in cash equal to 100% or 101% (depending on the triggering event) of the principal amount of the note to be repurchased plus accrued and unpaid interest on the note. If Cascade exercises its right under the note to require us to repurchase the note, we may not be able to obtain new financing on similar terms to the note and may not have sufficient funds, or we may not be able to arrange financing on acceptable terms, to pay the repurchase price for the note. If we could not obtain sufficient cash to repurchase the note, we would be in default on our obligation under the note purchase agreement.

TERRORIST ATTACKS AND THE THREAT OF WAR HAVE CREATED SIGNIFICANT INSTABILITY AND UNCERTAINTY IN THE WORLD, WHICH CAN EXACERBATE MANY OF THE RISK FACTORS LISTED ABOVE.

       The terrorist attacks in the United States on September 11, 2001 and the declaration of war by the United States against terrorism have created significant instability and uncertainty in the world, which may continue to have a material adverse effect on world financial markets, including financial markets in the United States. Unfavorable financial market conditions in the United States may have an adverse effect on our financial operations including, but not limited to, our ability to expand the market for our products, enter into strategic relationships and effectively complete our business plan.

       In addition, terrorist attacks similar to the ones committed on September 11, 2001 may directly affect our ability to keep our operations and services functioning properly. Future attacks could create problems for our computer systems, disrupt services, and delay product development and enhancement. Any of these occurrences could have a material adverse effect on our business and results of operations.

WE FACE STRONG COMPETITION FROM NUMEROUS AND SOMETIMES LARGER COMPANIES.

       We compete with numerous investment management companies, stock brokerage and investment banking firms, insurance companies, banks, savings and loan associations and other financial institutions. Continuing consolidation in the financial services industry has created stronger competitors with greater financial resources and broader distribution channels than our own. Additionally, competing securities dealers whom we rely upon to distribute our mutual funds also sell their own proprietary funds and investment products, which could limit the distribution of our investment products. To the extent that existing or potential customers, including securities dealers, decide to invest in or distribute the products of our competitors, the sales of our products as well as our market share, revenues and net income could decline.

                                USE OF PROCEEDS

       The net proceeds to us from the sale of the notes will be approximately $99,150,000 after deducting underwriters' discount and the other expenses of the offering payable by us. We will use the net proceeds of this offering for general corporate purposes, which may include the repayment or repurchase of outstanding indebtedness. In addition, we may use a portion of the proceeds to repurchase shares of our common stock.

                       RATIO OF EARNINGS TO FIXED CHARGES

       The following table sets forth certain information regarding our consolidated ratio of earnings to fixed charges for the three months ended March 31, 2003 and each fiscal year in the five-year period ended December 31, 2002.

                           THREE MONTHS
                              ENDED                    YEAR ENDED DECEMBER 31
                            MARCH 31,      -----------------------------------------------
                               2003         2002      2001      2000      1999      1998
                          --------------   -------   -------   -------   -------   -------
Ratio of earnings to
  fixed charges(a).....      6.0             8.1      17.0      26.7     9.9(b)     27.0

------------

(a) These ratios were calculated by dividing the sum of fixed charges into the sum of earnings before taxes and fixed charges. Fixed charges for these purposes consist of all interest expense and the approximate portion of rental expense representing interest.

(b) Earnings include a non-recurring charge related to the note payable of $30.9 million, net of income tax benefit. Excluding this charge, the ratio of earnings to fixed charges would have been 21.0 for 1999.

                                 CAPITALIZATION

The following table sets forth our cash and investments and capitalization at March 31, 2003 and our capitalization as adjusted to reflect the sale of the notes. When you read this data, you should also read the detailed information and financial statements appearing in documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                              AS OF MARCH 31, 2003
                                                              ---------------------
                                                                             AS
                                                               ACTUAL     ADJUSTED
                                                              ---------   ---------
                                                              (DOLLARS IN MILLIONS)
                                                                   (UNAUDITED)
Cash and investments........................................  $  537.7    $  636.9
                                                              ========    ========
Senior notes................................................  $     --    $  100.0
6% Convertible note.........................................     100.0       100.0
6.95% Mandatory convertible securities......................      84.2        84.2
Minority interest...........................................       7.6         7.6
Stockholders' equity
  Class A Common Stock, $0.001 par value; 100,000,000 shares
     authorized; 6,769,941 shares issued(1).................        --          --
  Class B Common Stock, $0.001 par value; 100,000,000 shares
     authorized; 23,150,000 shares issued...................        --          --
Additional paid-in capital..................................     140.2       140.2
Retained earnings...........................................     216.9       216.9
Accumulated comprehensive loss..............................      (0.7)       (0.7)
Treasury stock, at cost, 719,622 shares.....................     (22.2)      (22.2)
                                                              --------    --------
Total stockholders' equity..................................     334.2       334.2
                                                              --------    --------
Total capitalization........................................  $  526.0    $  626.0
                                                              ========    ========

------------

(1) Amount excludes the class A common stock issuable upon exercise of outstanding options, warrants and other convertible securities.

                            DESCRIPTION OF THE NOTES

       The following summary of the particular terms of the notes we are offering supplements and, to the extent inconsistent with the accompanying prospectus, replaces the description of the general terms and provisions of the debt securities contained in the accompanying prospectus. This summary is not complete and we encourage you to read the accompanying prospectus and the indenture referred to below. As used in this section, the terms "we", "our", and "us" refer to Gabelli Asset Management Inc. and not to any of our subsidiaries.

GENERAL

       The notes will be issued as senior debt securities pursuant to an indenture, dated as of February 6, 2002, between us and The Bank of New York, as trustee, which is more fully described in the accompanying prospectus.

       The notes will be our unsecured obligations and will rank equally with all our other unsecured senior debt securities from time to time outstanding. As of March 31, 2003, we had $184.2 million of indebtedness outstanding that would have ranked equally in right of payment with the notes.

       The indenture does not limit the amount of debt that we or our subsidiaries can incur. In addition, we conduct our operations through subsidiaries, which generate substantially all of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions and certain laws and regulations governing our business, as well as our subsidiaries' financial condition and operating requirements, may limit our ability to obtain the cash required to pay our obligations, including payments on the notes. The notes will be effectively subordinated to the obligations of our subsidiaries, including claims with respect to trade payables. This means that holders of the notes will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.

       We will issue the notes in an initial principal amount of $100,000,000. The indenture does not limit the aggregate principal amount of debt securities we may issue and provides that we may issue debt securities from time to time in one or more series. Under the indenture, the terms of the debt securities of any series may differ and we, without the consent of the holders of the debt securities of any series, may reopen a previous series of debt securities and issue additional debt securities of the series or establish additional terms of the series.

       The notes will mature on May 15, 2013.

       Interest on the notes will accrue at the rate of 5 1/2% per year. Interest on the notes will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2003, to holders of record on the immediately preceding May 1 and November 1, respectively. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

       If any interest payment date falls on a day that is not a business day, the interest payment will be postponed until the next succeeding business day, and no interest on such payment will accrue for the period from and after such interest payment date. Similarly, if the maturity date of the notes falls on a day that is not a business day, the payment of interest and principal may be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date. As used in this prospectus supplement, "business day" means any Monday, Tuesday, Wednesday, Thursday or Friday other than a day on which banking institutions in The City of New York are not authorized or obligated to be open.

       We will pay principal, premium, if any, interest and additional amounts, if any, on the notes at our office or agency maintained for such purpose within the City and State of New York. The indenture provides that we may pay interest on the notes by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes. However, we will make payments in immediately available funds while the notes are maintained in the form of global notes as described below. Until otherwise designated by us, our office or agency in New York will be the office of the trustee maintained for such purpose.

       The notes will be issued in fully registered form, in denominations of $1,000 and integral multiples of $1,000, registered in the name of Cede & Co., a nominee of The Depository Trust Company, or DTC. See "Global Notes" below. The paying agent, registrar and transfer agent for the notes will be the corporate trust department of the trustee in New York, New York. Payment of principal will be made at maturity in immediately payable funds against surrender of the notes to the trustee.

       We will not have the option to redeem the notes.

       There are no sinking funds for the notes.

       The underwriters will make settlement for the notes in immediately available or same-day funds.

EVENTS OF DEFAULT

       For purposes of the notes in this offering, each of the following will be an event of default:

       -     default for 30 days in the payment of any interest;

       -     default in the payment of principal;

       - default in the performance of any other covenant in the indenture for 90 days after written notice;

       - default under any other debt of ours in an aggregate principal amount in excess of $25 million consisting of the failure to make any payment at maturity or that results in the acceleration of maturity of such debt; and

       - certain events in bankruptcy, insolvency or reorganization involving us or a material subsidiary.

GLOBAL NOTES

       The notes will be issued in the form of registered notes in book-entry form, referred to as global notes. Each global note will be registered in the name of a nominee of DTC, as depositary, and will be deposited with DTC or its nominee or custodian.

       The deposit of global notes with DTC and their registration in the name of DTC's nominee effect no change in beneficial ownership. Ownership of beneficial interests in a global note will be limited to DTC participants or persons who hold interests through DTC participants. We understand that DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants in DTC to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

       So long as DTC or its nominee or a common depositary is the registered holder of a global note, DTC or that nominee or common depositary will be considered the sole owner and holder of the global notes, and of the notes represented thereby, for all purposes under the indenture and the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by a global note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the registered holders of notes under the indenture or the notes. Unless and until it is exchanged in whole or in part for notes in definitive form, no global note may be transferred except as a whole by DTC to its nominee.

       The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.

       Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's same-day funds settlement system.

       We will make all payments of principal of and interest on the notes to DTC. We will send all required reports and notices solely to DTC as long as DTC is the registered holder of the global notes. We expect that upon the issuance of a global note DTC or its custodian will credit on its internal system the respective principal amount of the individual beneficial interest represented by such global note to the accounts of its participants. Such accounts initially will be designated by or on behalf of the underwriters. Ownership of beneficial interests in a global note will be shown on, and the transfer of those ownership interests will be effected through, records maintained by DTC or its nominee (with respect to interests of participants) or by any such participant (with respect to interests of persons held by such participants on their behalf).

       Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes will be effected only through entries made on the books of participants acting on behalf of beneficial owners. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the person is not a participant in DTC, on the procedures of the participants through which such person owns its interest, to exercise any rights of a holder under the indenture.

       We understand that under existing industry practices, in the event that we request any action of holders of notes or that an owner of a beneficial interest in the notes desires to give or take any action that a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through participants to give or to take the action or would otherwise act upon the instructions of beneficial owners.

       Payments, transfers, exchanges and other matters relating to beneficial interests in a global note may be subject to various policies and procedures adopted by DTC from time to time, and DTC may discontinue its operations entirely at any time. We also expect that payments, conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners, will be governed by standing instructions and customary practices as is now the case with securities held for accounts of customers registered in the names of nominees for those customers, subject to any statutory or regulatory requirements as may be in effect from time to time, and will be the responsibility of the participants. None of we, the trustee, any of our respective agents or the underwriters will have any responsibility or liability for any aspect of DTC's or any DTC participant's records relating to, or for payments made on account of, beneficial interests in any global note, or for maintaining, supervising or reviewing any records relating to such beneficial interests, or for the performance by DTC or the participants of their respective obligations under the rules and procedures governing their operations.

       DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for the physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

       Interests in a global note will be exchanged for notes in certificated form only if:

       - DTC notifies us that it is unwilling, unable or ineligible to continue serving as a depositary for such global note, and we have not appointed a successor depositary within 90 days; or

       - we, in our sole discretion, determine at any time that the notes will no longer be represented by a global note.

       Upon the occurrence of such an event, owners of beneficial interests in such global note will receive physical delivery of notes in certificated form. All certificated notes issued in exchange for an interest in a global note or any portion thereof will be registered in such names as DTC directs. Such notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 and will be in registered form only, without coupons.

INFORMATION CONCERNING THE TRUSTEE

       The Bank of New York is the trustee under the indenture relating to the notes.

       We and some of our subsidiaries maintain banking relationships with the trustee in the ordinary course of business.

                                  UNDERWRITING

       We intend to offer the notes through Merrill Lynch, Pierce, Fenner & Smith Incorporated as the underwriter. Subject to the terms and conditions in a purchase agreement between us and the underwriter, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, $100,000,000 principal amount of the notes.

       The underwriter has agreed to purchase all of the notes sold pursuant to the purchase agreement if any of the notes are purchased. If the underwriter defaults, the purchase agreement provides that the purchase agreement may be terminated.

       We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

       The underwriter is offering the notes, subject to prior sale, when, as and if issued to and accepted by it subject to approval of legal matters by its counsel, including the validity of the notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriter of officers' certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

       The underwriter has advised us that it proposes initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of 0.300% of the principal amount of the notes. The underwriter may allow, and the dealers may reallow, a discount not in excess of 0.250% of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

       We estimate that our share of the total expenses of the offering, not including the underwriting discount, to be $200,000.

       It is expected that the notes will be ready for delivery against payment therefor on or about May 15, 2003, the fifth business day following the date of this prospectus supplement ("T+5"). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle within three business days following the pricing of the trades, unless the parties to any such trade expressly agree otherwise. Accordingly, we have agreed with the underwriter in the purchase agreement to settle the notes on a T+5 trade cycle.

NO SALE OF SIMILAR SECURITIES

       We have agreed, with exceptions, not to sell or transfer any debt securities for 30 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically we have agreed not to directly or indirectly:

       -     offer, pledge, sell or contract to sell any debt securities,

       -     sell any option or contract to purchase any debt securities,

       -     purchase any option or contract to sell any debt securities,

       - grant any option, right or warrant for the sale of any debt securities,

       -     file a registration statement for any debt securities, or

       -     lend or otherwise dispose of or transfer any debt securities.

       This lockup provision applies to debt securities and to any securities convertible into or exercisable or exchangeable for debt securities.

NEW ISSUE OF NOTES

       The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation on the notes on any automated dealer quotation system. We have been advised by the underwriter that it presently intends to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

PRICE STABILIZATION AND SHORT POSITIONS

       In connection with the offering, the underwriter is permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriter creates a short position in the notes in connection with the offering, i.e., if it sells more notes than are on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

       Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

       In the ordinary course of business, Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates have provided, and may in the future provide, financial advisory, investment banking and general financing and banking services to us and certain of our affiliates for customary fees.

                                 LEGAL MATTERS

       Certain legal matters with respect to the offering of the securities will be passed on for us by James E. McKee, Vice President, General Counsel and Secretary of Gabelli Asset Management Inc., and by Skadden, Arps, Slate, Meagher & Flom LLP and for the underwriters by Shearman & Sterling, New York, New York. Mr. McKee holds shares of our class A common stock and options to acquire shares of our class A common stock.

                                    EXPERTS

       The consolidated financial statements of Gabelli Asset Management Inc. and subsidiaries for each of the three years in the period ended December 31, 2002, audited by Ernst & Young LLP, independent auditors, have been incorporated by reference into this prospectus supplement in reliance on their authority as experts in accounting and auditing.

PROSPECTUS
                                  $400,000,000

                         GABELLI ASSET MANAGEMENT INC.
                DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK,
               STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

                                  GBL TRUST I
                                  GBL TRUST II
                           TRUST PREFERRED SECURITIES
     FULLY AND UNCONDITIONALLY GUARANTEED BY GABELLI ASSET MANAGEMENT INC.

       Gabelli Asset Management Inc. may offer, issue and sell, together or separately, its:

       - debt securities, which may be senior debt securities or subordinated debt securities

       -     shares of its preferred stock

       -     shares of its Class A Common Stock

       -     Stock Purchase Contracts to purchase shares of Common Stock

       - Stock Purchase Units, each representing ownership of a Stock Purchase Contract and debt securities, trust preferred securities or debt obligations of third-parties, including U.S. Treasury securities, securing the holder's obligation to purchase Common Stock under the Stock Purchase Contracts

       - guarantees for the benefit of the holders of the trust preferred securities

       GBL Trust I and GBL Trust II may offer, from time to time, trust preferred securities, representing undivided beneficial interests in the assets of the respective GBL trusts.

       Gabelli Asset Management Inc., GBL Trust I and GBL Trust II will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

       THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

       Gabelli Asset Management Inc., GBL Trust I and GBL Trust II may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see "Plan of Distribution" in this prospectus.

       The underwriters for any offering may include one or more broker-dealer subsidiaries of Gabelli Asset Management Inc., GBL Trust I and GBL Trust II, including Gabelli & Company, Inc. These broker-dealer subsidiaries also may offer and sell previously issued securities as part of their business, and may act as a principal or agent in such transactions. Gabelli Asset Management Inc., GBL Trust I, GBL Trust II or any of their subsidiaries may use this prospectus and the related prospectus supplements and pricing supplements in connection with these activities.

       Gabelli Asset Management Inc.'s Class A common stock is listed on the New York Stock Exchange under the trading symbol "GBL."

       None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is December 28, 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ABOUT THIS PROSPECTUS.......................................    1
WHERE YOU CAN FIND MORE INFORMATION.........................    2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........    3
GABELLI ASSET MANAGEMENT INC................................    3
THE TRUSTS..................................................    4
USE OF PROCEEDS.............................................    6
RATIO OF EARNINGS TO FIXED CHARGES..........................    6
DESCRIPTION OF SECURITIES...................................    6
DESCRIPTION OF DEBT SECURITIES..............................    6
DESCRIPTION OF CAPITAL STOCK................................   16
DESCRIPTION OF TRUST PREFERRED SECURITIES...................   23
DESCRIPTION OF GUARANTEES...................................   25
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE
  UNITS.....................................................   28
PLAN OF DISTRIBUTION........................................   29
ERISA MATTERS...............................................   31
LEGAL MATTERS...............................................   31
EXPERTS.....................................................   32

                             ABOUT THIS PROSPECTUS

       Unless otherwise stated or the context otherwise requires, references in this prospectus to "Gabelli Asset Management," "we," "our," or "us" refer to Gabelli Asset Management Inc., and its direct and indirect subsidiaries, while references to "Gabelli Asset Management Inc." refer only to the holding company on a nonconsolidated basis. References in this prospectus to the "trusts" refer to GBL Trust I and GBL Trust II.

       This prospectus is part of a registration statement that Gabelli Asset Management Inc., GBL Trust I and GBL Trust II filed with the SEC using a "shelf" registration process. Under this shelf process, Gabelli Asset Management Inc. may, from time to time, sell any combination of debt securities, preferred stock, common stock, stock purchase contracts and stock purchase units, and GBL Trust I and GBL Trust II may, from time to time, sell trust preferred securities guaranteed by Gabelli Asset Management Inc., as described in this prospectus, in one or more offerings up to a total dollar amount of $400,000,000 or the equivalent thereof on the date of issuance in one or more foreign currencies, foreign currency units or composite currencies. This prospectus provides you with a general description of the securities Gabelli Asset Management Inc. and the trusts may offer. Each time that securities are sold, a prospectus supplement that will contain specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

       You should rely on the information contained or incorporated by reference in this prospectus. Neither Gabelli Asset Management Inc. nor the trusts have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither Gabelli Asset Management Inc. nor the trusts are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

       You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                      WHERE YOU CAN FIND MORE INFORMATION

       Gabelli Asset Management Inc. files reports, proxy statements and other information with the SEC. These reports, statements and other information, including the registration statement of which this prospectus is a part, can be read and copied at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including Gabelli Asset Management Inc. Gabelli Asset Management Inc.'s Class A common stock is listed and traded on the New York Stock Exchange. These reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

       The SEC allows "incorporation by reference" into this prospectus of information that Gabelli Asset Management Inc. files with the SEC. This permits Gabelli Asset Management Inc. to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed by Gabelli Asset Management Inc. with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. Gabelli Asset Management Inc. incorporates by reference the following documents which have been filed with the SEC:

       -     Annual Report on Form 10-K for the year ended December 31, 2000;

       - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 and Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2001; and

       - Proxy Statement for the Annual Meeting of Shareholders held on May 15, 2001.

       Gabelli Asset Management Inc. incorporates by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until Gabelli Asset Management Inc., GBL Trust I and GBL Trust II file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.

       Gabelli Asset Management Inc. will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into those documents. Requests should be directed to Gabelli Asset Management Inc., One Corporate Center, Rye, New York 10580 (telephone number (914) 921-5146). You may also obtain some of the documents incorporated by reference into this document at Gabelli Asset Management's website, www.gabelli.com. You should be aware that the information contained on Gabelli Asset Management's website is not a part of this document.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

       This prospectus and the accompanying prospectus supplement may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

       Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus. Actual results could differ materially from those expressed or implied in the forward-looking statements. Among factors that could cause actual results to differ materially are:

       - changes in general economic conditions, including the performance of financial markets and interest rates;

       - heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors;

       -     changes in industry trends;

       - regulatory, accounting or tax changes that may affect the cost of, or demand for, our products or services;

       -     downgrades in our ratings;

       -     investor interest in equity investment management services;

       - absolute and relative performance of Gabelli Asset Management Inc.'s products;

       - other risks and uncertainties described from time to time in Gabelli Asset Management Inc.'s filings with the SEC; and

       - the risk factors or uncertainties listed herein or listed from time to time in prospectus supplements or any document incorporated by reference herein.

       Neither Gabelli Asset Management Inc. nor the trusts undertake any obligation to publicly correct or update any forward-looking statement if Gabelli Asset Management Inc. or the trusts later become aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures Gabelli Asset Management Inc. or the trusts make on related subjects in reports to the SEC.

                         GABELLI ASSET MANAGEMENT INC.

       We are a widely recognized provider of investment advisory and brokerage services to mutual funds, institutional and high net worth investors, primarily in the United States. We generally manage assets on a discretionary basis and invest in a variety of U.S. and international securities through various investment styles. Our revenues are largely based on the level of assets under management in our business, rather than our own assets, as well as the level of fees associated with our various investment products. As of September 30, 2001, we had approximately $22.3 billion of assets under management, 88% of which were invested in equity securities. Our assets under management are organized principally in three groups:

       - Mutual Funds: we currently provide advisory services to (i) the Gabelli family of funds; (ii) the Treasurer's Fund; and (iii) the Gabelli Westwood family of funds. The mutual funds have a long-term record of achieving high returns, relative to similar investment products.

       - Separate Accounts: we currently provide advisory services to a broad range of investors, including corporate pension and profit sharing plans, foundations, endowments, jointly trusteed plans, municipalities, and high net worth individuals, and also serve as subadviser to certain other third-party investment funds. Each separate account portfolio is managed to meet the specific needs and objectives of the particular client by utilizing investment strategies and techniques within our areas of expertise.

       - Alternative Investments: we also provide alternative investment products consisting primarily of risk arbitrage, global long/short and merchant banking limited partnerships and offshore companies.

       We also act as underwriter and distributor of the open-end mutual funds and provide brokerage, trading, underwriting and research services. We conduct our business operations through our subsidiaries.

       Gabelli Asset Management Inc. was incorporated in April 1998 as "Alpha G, Inc." under the laws of the state of New York and renamed "Gabelli Asset Management Inc." in February 1999. We are a holding company formed in connection with the reorganization of Gabelli Group Capital Partners, Inc. (previously named "Gabelli Funds, Inc.") and our subsequent initial public offering. On February 9, 1999, in connection with the reorganization, we issued 24 million shares of Class B Common Stock, representing all of our then issued and outstanding common stock to Gabelli Group Capital Partners, Inc. and two of its subsidiaries for substantially all of the operating assets and liabilities of Gabelli Group Capital Partners, Inc. relating to its institutional and retail asset management, mutual fund advisory, underwriting and brokerage business. Gabelli Group Capital Partners, Inc., which is majority owned by Mr. Mario J. Gabelli ("Mr. Gabelli") with the balance owned by our professional staff and other individuals, owns all of the outstanding shares of Class B Common Stock of Gabelli Asset Management Inc., which represents approximately 97.6% of the combined voting power of the outstanding Common Stock. On February 10, 1999, we sold six million shares of our Class A Common Stock to the public. Accordingly, Mr. Gabelli could be deemed to control Gabelli Asset Management Inc.

       Gabelli Asset Management Inc.'s principal executive offices are located at One Corporate Center, Rye, New York 10580. Its telephone number is (914) 921-3700.

                                   THE TRUSTS

       GBL Trust I and GBL Trust II are statutory business trusts formed on December 5, 2001 under Delaware law pursuant to declarations of trust between the trustees named therein and Gabelli Asset Management Inc. and the filing of certificates of trust with the Secretary of State of the State of Delaware. Gabelli Asset Management Inc., as sponsor of the trusts, and the trustees named in the declarations of trust will amend and restate the declarations of trust in their entirety substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part, as of or prior to the date the trusts issue any trust preferred securities. The declarations of trust will be qualified as indentures under the Trust Indenture Act.

       The trusts exist for the exclusive purposes of:

       -     issuing preferred securities and common securities;

       - investing the gross proceeds of the preferred securities and common securities in related series of subordinated debt securities issued by

       -     Gabelli Asset Management Inc.; and

       - engaging in only those other activities which are necessary, appropriate, convenient or incidental to the purposes set forth above.

       The payment of periodic cash distributions on the trust preferred securities and payments on liquidation and redemption with respect to the trust preferred securities, in each case to the extent the trusts have funds legally and immediately available, will be guaranteed by Gabelli Asset Management Inc. to the extent set forth under "Description of Guarantees."

       Gabelli Asset Management Inc. will own, directly or indirectly, all of the common securities of the trusts. The common securities will represent an aggregate liquidation amount equal to at least 3% of each trust's total capitalization. The preferred securities of each trust will represent the remaining 97% of each trust's total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. However, if Gabelli Asset Management Inc. defaults on the related series of subordinated debt securities, then cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate to the trust preferred securities in priority of payment.

       The trusts each have a term of approximately 55 years, but may terminate earlier as provided in their respective declarations of trust. The trusts' business and affairs will be conducted by the trustees appointed by Gabelli Asset Management Inc., as the direct or indirect holder of all of the common securities. The holder of the common securities of each trust will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of the trust. However, the number of trustees shall be at least two, at least one of which shall be an administrative trustee. The duties and obligations of the trustees will be governed by the declaration of trust for each trust. A majority of the trustees of each trust will be persons who are employees or officers of or affiliated with Gabelli Asset Management Inc. One trustee of each trust will be a financial institution which will be unaffiliated with Gabelli Asset Management Inc. and which will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act of 1939, pursuant to the terms set forth in a prospectus supplement. In addition, unless the property trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one trustee of each trust will have its principal place of business or reside in the State of Delaware.

       The property trustee will hold title to the subordinated debt securities for the benefit of the holders of the trust securities and the property trustee will have the power to exercise all rights, powers and privileges under the indenture as the holder of the subordinated debt securities. In addition, the property trustee will maintain exclusive control of a segregated noninterest bearing bank account to hold all payments made in respect of the subordinated debt securities for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from this property account.

       The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are provided in the declarations of trust of GBL Trust I and GBL Trust II, including any amendments thereto, the trust preferred securities, the Delaware Business Trust Act and the Trust Indenture Act.

       Gabelli Asset Management Inc. will pay all fees and expenses related to the trusts and the offering of trust preferred securities. The principal offices of each Trust Is: c/o The Bank of New York (Delaware), White Clay Center, Route 273, Newark, DE 19711. The telephone number of each trust is: (302) 451-2500.

       For financial reporting purposes,

       - the trusts will be treated as Gabelli Asset Management Inc.'s subsidiaries; and

       -     the accounts of the trusts will be included in Gabelli Asset

       -     Management Inc.'s consolidated financial statements.

       The financial statements of the trusts will be consolidated in Gabelli Asset Management Inc.'s consolidated financial statements, with the trust preferred securities shown on Gabelli Asset Management Inc.'s consolidated balance sheets. The notes to our consolidated financial statements will disclose that the sole assets of the trusts will be the subordinated debt securities issued by Gabelli Asset Management Inc. to the trusts. Distributions on the trust preferred securities will be reported as a charge to minority interest and included in Minority Interest in Gabelli Asset Management Inc.'s consolidated statements of income, whether paid or accrued.

       Please read the prospectus supplement relating to the trust preferred securities for further information concerning the trusts and the trust preferred securities.

                                USE OF PROCEEDS

       Unless otherwise set forth in a prospectus supplement, we intend to use the proceeds of any securities sold for general corporate purposes, including working capital and the expansion of our business through new investment product offerings, enhanced distribution and marketing of existing investment products and strategic acquisitions as opportunities arise. The trusts will use all of the proceeds they receive from the sale of trust preferred securities to purchase subordinated debt securities issued by Gabelli Asset Management Inc.

                       RATIO OF EARNINGS TO FIXED CHARGES

       The following table sets forth Gabelli Asset Management's ratio of earnings to fixed charges for the periods indicated:

                                                 NINE MONTHS
                                                    ENDED            YEAR ENDED DECEMBER 31,
                                                SEPTEMBER 30,   ---------------------------------
                                                    2001        2000   1999    1998   1997   1996
                                                -------------   ----   -----   ----   ----   ----
Ratio of Earnings to Fixed Charges(1).........      21.0        26.7   9.9(2)  27.0   20.3   37.6

------------

(1) For purposes of this computation, earnings are defined as pretax income excluding minority interest and fixed charges. Fixed charges are the sum of interest and an estimated interest component of rent expense.

(2) Earnings include a nonrecurring charge related to a note payable of $30.9 million, net of income tax benefit. Excluding this charge, the ratio of earnings to fixed charges would have been 21.0 for 1999.

                           DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the debt securities, common stock, preferred stock, stock purchase contracts and stock purchase units that Gabelli Asset Management Inc. may sell from time to time and the trust preferred securities guaranteed by Gabelli Asset Management Inc. that GBL Trust I and GBL Trust II may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

                         DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that Gabelli Asset Management Inc. may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a

"Senior Indenture" and subordinated debt securities will be issued under a "Subordinated Indenture." This prospectus sometimes refers to the Senior Indenture and the Subordinated Indenture collectively as the "Indentures." Unless the applicable prospectus supplement states otherwise, the trustee under the Indentures will be The Bank of New York.

The forms of Indentures are filed as exhibits to the registration statement. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures and the debt securities, including the definitions therein of certain terms.

GENERAL

The debt securities will be direct unsecured obligations of Gabelli Asset Management Inc. The senior debt securities will rank equally with all of Gabelli Asset Management Inc.'s other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of Gabelli Asset Management Inc.'s present and future senior indebtedness.

Because Gabelli Asset Management Inc. is principally a holding company, its right to participate in any distribution of assets of any subsidiary, upon the subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary, except to the extent Gabelli Asset Management Inc. may be recognized as a creditor of that subsidiary. Accordingly, Gabelli Asset Management Inc.'s obligations under the debt securities will be effectively subordinated to all existing and future indebtedness and liabilities of its subsidiaries and holders of debt securities should look only to Gabelli Asset Management Inc.'s assets for payment thereunder.

       The Indentures do not limit the aggregate principal amount of debt securities that Gabelli Asset Management Inc. may issue and provide that Gabelli Asset Management Inc. may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Gabelli Asset Management Inc. may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture. The Indentures also do not limit our ability to incur other debt.

       Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

       - the title of debt securities and whether they are subordinated debt securities or senior debt securities;

       -     any limit on the aggregate principal amount of the debt securities;

       - the price or prices at which Gabelli Asset Management Inc. will sell the debt securities;

       -     the maturity date or dates of the debt securities;

       - the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

       - the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

       - the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

       - whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

       - the dates on which Gabelli Asset Management Inc. will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

       - the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable;

       - if Gabelli Asset Management Inc. possesses the option to do so, the periods within which and the prices at which Gabelli Asset Management Inc. may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

       - Gabelli Asset Management Inc.'s obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which Gabelli Asset Management Inc. will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

       - the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

       - the portion, or methods of determining the portion, of the principal amount of the debt securities which Gabelli Asset Management Inc. must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

       - the currency, currencies or currency unit in which Gabelli Asset Management Inc. will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

       - provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

       - any deletions from, modifications of or additions to the Events of Default or Gabelli Asset Management Inc.'s covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable Indenture;

       - the application, if any, of the terms of the Indenture relating to defeasance and covenant defeasance (which terms are described below)

       -     to the debt securities;

       - whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

       - the terms, if any, upon which the holders may convert or exchange the debt securities into or for Gabelli Asset Management Inc.'s common stock, preferred stock or other securities or property;

       - whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

       - any change in the right of the trustee or the requisite holders of debt;

       - securities to declare the principal amount thereof due and payable because of an Event of Default;

       -     the depositary for global or certificated debt securities;

       -     any special tax implications of the debt securities;

       - any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities; and

       -     any other terms of the debt securities.

       Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

       Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

       Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

                                 SUBORDINATION

       The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of Gabelli Asset Management Inc.'s Senior Indebtedness, to the extent and in the manner set forth in the Subordinated Indenture.

       Under the Subordinated Indenture, "Senior Indebtedness" means all obligations of Gabelli Asset Management Inc. in respect of any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred or created:

       - the principal of (and premium, if any) and interest due on indebtedness of Gabelli Asset Management Inc. for borrowed money;

       - all obligations guaranteed by Gabelli Asset Management Inc. for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

       - all obligations guaranteed by Gabelli Asset Management Inc. evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided, however, that the deferred purchase price of any other business or property or assets shall not be considered indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created);

       - any obligations of Gabelli Asset Management Inc. as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

       - all obligations of Gabelli Asset Management Inc. for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

       - all obligations of Gabelli Asset Management Inc. in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

       - all obligations of the types referred to above of other persons for the payment of which Gabelli Asset Management Inc. is responsible or liable as obligor, guarantor or otherwise; and

       - all obligations of the types referred to above of other persons secured by any lien on any property or asset of Gabelli Asset Management Inc. (whether or not such obligation is assumed by Gabelli Asset Management Inc.).

       Senior Indebtedness does not include: -     indebtedness or monetary
                                                   obligations to trade
                                                   creditors created or assumed
                                                   by Gabelli Asset Management
                                                   Inc. in the ordinary course
                                                   of business in connection
                                                   with the obtaining of
                                                   materials or services;

       - indebtedness that is by its terms subordinated to or ranks equal with the subordinated debt securities; and

       - any indebtedness of Gabelli Asset Management Inc. to its affiliates (including all debt securities and guarantees in respect of those debt securities issued to any trust, partnership or other entity affiliated with Gabelli Asset Management Inc. that is a financing vehicle of Gabelli Asset Management Inc. in connection with the issuance by such financing entity of preferred securities or other securities guaranteed by Gabelli Asset Management Inc.) unless otherwise expressly provided in the terms of any such indebtedness.

       Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

       Unless otherwise noted in the accompanying prospectus supplement, if Gabelli Asset Management Inc. defaults in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, Gabelli Asset Management Inc. will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

       In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

       If any of the following events occurs, Gabelli Asset Management Inc. will pay in full all Senior Indebtedness before it makes any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

       - any dissolution or winding-up or liquidation or reorganization of Gabelli Asset Management Inc., whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

       - any general assignment by Gabelli Asset Management Inc. for the benefit of creditors; or

       - any other marshaling of Gabelli Asset Management Inc.'s assets or liabilities.

       In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the Subordinated Indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

       The Subordinated Indenture does not limit the issuance of additional Senior Indebtedness.

       If subordinated debt securities are issued to a trust in connection with the issuance of trust preferred securities, such subordinated debt securities may thereafter be distributed pro rata to the holders of such trust securities in connection with the dissolution of such trust upon the occurrence of certain events described in the applicable prospectus supplement.

RESTRICTIVE COVENANT

       Unless an accompanying prospectus supplement states otherwise, the following restrictive covenant shall apply to each series of senior debt securities:

       Limitation on Liens. So long as any senior debt securities are outstanding, neither Gabelli Asset Management Inc. nor any of its subsidiaries will create, assume, incur or guarantee any indebtedness for money borrowed which is secured by any pledge of, lien on or security interest in any capital stock of its Designated Subsidiaries, other than specified types of permitted liens.

       However, this restriction will not apply if the debt securities then outstanding and, at the option of Gabelli Asset Management, any other senior indebtedness ranking equally with such debt securities, are secured at least equally and ratably with the otherwise prohibited secured debt so long as it is outstanding.

       This limitation shall not apply to debt secured by a pledge of, lien on or security interest in any shares of stock of any subsidiary at the time it becomes a Designated Subsidiary, including any renewals or extensions of such secured debt. "Designated Subsidiary" means any subsidiary of Gabelli Asset Management Inc., the consolidated net worth of which represents at least 10% of the consolidated net worth of Gabelli Asset Management Inc. As of September 30, 2001, the Designated Subsidiaries were Gabelli Funds, LLC and Gabelli Securities, Inc.

       The Subordinated Indenture does not contain a similar limitation on liens.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

       Gabelli Asset Management Inc. may not (i) merge with or into or consolidate with another corporation or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to, any other corporation other than a direct or indirect wholly-owned subsidiary of Gabelli Asset Management Inc., and (ii) no corporation may merge with or into or consolidate with Gabelli Asset Management Inc. or, except for any direct or indirect wholly-owned subsidiary of Gabelli Asset Management Inc., sell, assign, transfer, lease or convey all or substantially all of its properties and assets to Gabelli Asset Management Inc., unless:

       - Gabelli Asset Management Inc. is the surviving corporation or the corporation formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than Gabelli Asset Management Inc., has expressly assumed by supplemental indenture all the obligations of Gabelli Asset Management Inc. under the debt securities, the Indentures and any guarantees of preferred securities or common securities issued by the trusts;

       - immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing;

       - if at the time any preferred securities of the trusts are outstanding, such transaction is not prohibited under the applicable declaration of trust and the applicable preferred securities guarantee of each trust; and

       - Gabelli Asset Management Inc. delivers to the trustee an officers' certificate and an opinion of counsel, each stating that the supplemental indenture complies with the applicable Indenture.

EVENTS OF DEFAULT, NOTICE AND WAIVER

       Unless an accompanying prospectus supplement states otherwise, the following shall constitute "Events of Default" under the Indentures with respect to each series of debt securities:

       - Gabelli Asset Management Inc.'s failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

       - Gabelli Asset Management Inc.'s failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

       - Gabelli Asset Management Inc.'s failure to observe or perform any other of its covenants or agreements with respect to such debt securities for 90 days after Gabelli Asset Management Inc. receives notice of such failure;

       - certain defaults with respect to Gabelli Asset Management Inc.'s debt (other than the debt securities or non-recourse debt) in any aggregate principal amount in excess of $25,000,000 consisting of the failure to make any payment at maturity or that results in acceleration of the maturity of such debt;

       - certain events of bankruptcy, insolvency or reorganization of Gabelli Asset Management Inc.; and

       - certain events of dissolution or winding-up of the trusts in the event that debt securities are issued to the trusts or a trustee of the trusts in connection with the issuance of securities by the trusts.

       If an Event of Default with respect to any debt securities of any series outstanding under either of the Indentures shall occur and be continuing, the trustee under such Indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable Indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

       Any past default under either Indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such Indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

       The trustee is required, within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default; provided, however, that, except in the case of a default in the payment of the principal of (and premium, if any) or interest, or in the payment of any sinking fund installment, on any debt securities of such series, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series.

       The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the Indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

       No holder of a debt security of any series may institute any action against Gabelli Asset Management Inc. under either of the Indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series specifying an Event of Default, as required under the applicable Indenture, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such Indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request and (iii) the trustee shall not have instituted such action within 60 days of such request.

       Gabelli Asset Management Inc. is required to furnish annually to the trustee statements as to Gabelli Asset Management Inc.'s compliance with all conditions and covenants under each Indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

       If indicated in the applicable prospectus supplement, Gabelli Asset Management Inc. may discharge or defease its obligations under each Indenture as set forth below.

       Gabelli Asset Management Inc. may discharge certain obligations to holders of any series of debt securities issued under either the Senior Indenture or the Subordinated Indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations (as defined in either Indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of (and premium, if any) and interest on such debt securities.

       If indicated in the applicable prospectus supplement, Gabelli Asset Management Inc. may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant Indenture) ("defeasance") or (ii) to be released from its obligations with respect to certain covenants applicable to the debt securities of or within any series ("covenant defeasance"), upon the deposit with the relevant Indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, Gabelli Asset Management Inc. must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, Gabelli Asset Management shall have delivered to the trustee (i) an officers' certificate to the effect that the relevant debt securities exchange(s) have informed it that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (ii) an officers' certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

       Gabelli Asset Management Inc. may exercise its defeasance option with respect to such debt securities notwithstanding its prior exercise of its covenant defeasance option.

MODIFICATION AND WAIVER

       Under the Indentures, Gabelli Asset Management Inc. and the applicable trustee may supplement the Indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. Gabelli Asset Management Inc. and the applicable trustee may also modify the Indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of a least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the Indenture. However, the Indentures require the consent of each holder of debt securities that would be affected by any modification which would:

       - extend the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

       - reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

       - change the currency in which any debt security or any premium or interest is payable;

       - impair the right to institute suit for any payment on or with respect to any debt security;

       -     reduce the percentage in principal amount of outstanding debt

       - securities of any series, the consent of whose holders is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults;

       - reduce the requirements contained in the Indentures for quorum or voting; or

       -     modify any of the above provisions.

       If subordinated debt securities are held by a trust or a trustee of a trust, a supplemental indenture that affects the interests or rights of the holders of debt securities will not be effective until the holders of not less than a majority in liquidation preference of the preferred securities and common securities of the applicable trust, collectively, have consented to the supplemental indenture; provided, further, that if the consent of the holder of each outstanding debt security is required, the supplemental indenture will not be effective until each holder of the preferred securities and the common securities of the applicable trust has consented to the supplemental indenture.

       The Indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the Indenture which is affected by the modification or amendment to waive Gabelli Asset Management Inc.'s compliance with certain covenants contained in the Indentures.

PAYMENT AND PAYING AGENTS

       Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

       Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as Gabelli Asset Management Inc. may designate for such purpose from time to time. Notwithstanding the foregoing, at Gabelli Asset Management Inc.'s option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

       Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by Gabelli Asset Management Inc. and located in the Borough of Manhattan, The City of New York will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by Gabelli Asset Management Inc. for the debt securities of a particular series will be named in the applicable prospectus supplement. Gabelli Asset Management Inc. may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that Gabelli Asset Management Inc. will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

       All moneys paid by Gabelli Asset Management Inc. to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to Gabelli Asset Management Inc. upon request, and the holder of such debt security thereafter may look only to Gabelli Asset Management Inc. for payment thereof.

DENOMINATIONS, REGISTRATIONS AND TRANSFER

       Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder's beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC's records.

       A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder's name if:

       - DTC notifies Gabelli Asset Management Inc. that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Securities Exchange Act of 1934 and no successor depositary has been appointed for 90 days; or

       - Gabelli Asset Management Inc. determines, in its sole discretion, that the global security shall be exchangeable.

       If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee's corporate office or at the offices of any paying agent or trustee appointed by Gabelli Asset Management Inc. under the Indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

GOVERNING LAW

       The Indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

RELATIONSHIP WITH THE TRUSTEES

       The trustee under the Indentures is The Bank of New York. Gabelli Asset Management Inc. and its subsidiaries maintain ordinary banking and trust relationships with a number of banks and trust companies, including the trustee under the Indentures.

CONVERSION OR EXCHANGE RIGHTS

       The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for Gabelli Asset Management Inc.'s common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at Gabelli Asset Management Inc.'s option. These provisions may allow or require the number of shares of Gabelli Asset Management Inc.'s common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

                          DESCRIPTION OF CAPITAL STOCK

       The authorized capital stock of Gabelli Asset Management Inc. consists of 100,000,000 shares of Class A Common Stock, 100,000,000 shares of Class B Common Stock, and 10,000,000 shares of Preferred Stock. No Preferred Stock is outstanding as of the date of this prospectus. Of the 100,000,000 shares of Class A Common Stock authorized, 5,877,904 shares were outstanding as of October 31, 2001, and 1,500,000 shares have been reserved for issuance pursuant to certain employee benefits plans. Of the 100,000,000 shares of Class B Common Stock authorized, 24,000,000 were outstanding as of the date of this prospectus. The following is a summary description of all material terms and provisions relating to Gabelli Asset Management Inc.'s capital stock, Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Amended and Restated Bylaws (the "Bylaws"), but is qualified by reference to the Certificate of Incorporation and Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

COMMON STOCK

       VOTING RIGHTS. The holders of Class A Common Stock and Class B Common Stock have identical voting rights except that

       (i) holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted on by shareholders and

       (ii) holders of Class A Common Stock are not eligible to vote on matters relating exclusively to Class B Common Stock and vice versa.

       Holders of shares of Class A Common Stock and Class B Common Stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any Preferred Stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding Preferred Stock, amendments to Gabelli Asset Management Inc.'s Certificate of

Incorporation generally must be approved by a majority of the combined voting power of all Class A Common Stock and Class B Common Stock voting together as a single class. Amendments to Gabelli Asset Management Inc.'s Certificate of Incorporation that would alter or change the powers, preferences or special rights of the Class A Common Stock or the Class B Common Stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to Gabelli Asset Management Inc.'s Certificate of Incorporation to increase the authorized shares of any class or classes of Stock will be deemed not to affect adversely the powers, preferences or special rights of the Class A Common Stock or Class B Common Stock.

       DIVIDENDS. Holders of Class A Common Stock and Class B Common Stock will receive an equal amount per share in any dividend declared by the Board of Directors, subject to any preferential rights of any outstanding Preferred Stock. Dividends consisting of shares of Class A Common Stock and Class B Common Stock may be paid only as follows:

       (i) shares of Class A Common Stock may be paid only to holders of Class A Common Stock and shares of Class B Common Stock may be paid only to holders of Class B Common Stock and

       (ii) shares will be paid proportionally with respect to each outstanding share of Class A Common Stock and Class B Common Stock.

       OTHER RIGHTS. On liquidation, dissolution or winding up of Gabelli Asset Management Inc., after payment in full of the amounts required to be paid to holders of Preferred Stock, if any, all holders of Common Stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of Common Stock. No shares of Common Stock are subject to redemption or have preemptive rights to purchase additional shares of Common Stock.

       In the event of any corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization in which any consideration is to be received by the holders of Class A Common Stock or the holders of Class B Common Stock as a class, the holders of Class A Common Stock and the holders of Class B Common Stock will receive the same consideration on a per share basis; except that, if such consideration shall consist in any part of voting securities (or of options or warrants to purchase, or of securities convertible into or exchangeable for, voting securities), the holders of Class B Common Stock may receive, on a per share basis, voting securities with up to ten times the number of votes per share as those voting securities to be received by the holders of Class A Common Stock (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with up to ten times the number of votes per share as those voting securities issuable upon exercise of the options or warrants, or into which the convertible or exchangeable securities may be converted or exchanged, received by the holders of Class A Common Stock). Accordingly, except with respect to voting rights, the holders of Class B Common Stock will not receive greater value than the holders of Class A Common Stock in an extraordinary corporate transaction involving Gabelli Asset Management Inc.

       PREFERRED STOCK. As of the date of this prospectus, no shares of Preferred Stock are outstanding. The Board of Directors may authorize the issuance of Preferred Stock in one or more series and may determine, with respect to any such series, the powers, preferences and rights of such series, and its qualifications, limitations and restrictions, including, without limitation,

       (i)    the designation of the series;

       (ii) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the designations for such series) increase or decrease (but not below the number of shares of such series then outstanding);

       (iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

       (iv) the conditions upon which and the dates at which dividends,if any, will be payable, and the relation that such dividends, if any, will bear to the dividends payable on any other class or classes of Stock;

       (v) the redemption rights and price or prices, if any, for shares of the series;

       (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

       (vii) the amounts payable on and the preferences, if any, of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Gabelli Asset Management Inc.;

       (viii) whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of Gabelli Asset Management Inc. or any other entity, and, if so, the specification of such other class or series or such other security, the conversion price or prices or exchange rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made; and

       (ix) the voting rights, in addition to the voting rights provided by law, if any, of the holders of shares of such series.

       The authorized shares of Preferred Stock will be available for issuance without further action by Gabelli Asset Management Inc.'s shareholders unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Gabelli Asset Management Inc.'s securities may be listed or traded. The NYSE currently requires shareholder approval as a prerequisite to listing shares in several circumstances, including where the present or potential issuance of shares could result in an increase in the number of shares of Common Stock outstanding, or in the amount of voting securities outstanding, of at least 20%.

       Although the Board of Directors has no current intention of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of Gabelli Asset Management Inc. and its shareholders. The Board of Directors, in so acting, could issue Preferred Stock having terms that could discourage a potential acquirer from making, without first negotiating with the Board of Directors, an acquisition attempt through which such acquirer may be able to change the composition of the Board of Directors, including a tender offer or other transaction that some, or a majority, of Gabelli Asset Management Inc.'s shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then current market price of such stock.

BUSINESS COMBINATION STATUTE

       Section 912 of the New York Business Corporation Law ("NYBCL") prohibits a company from entering into a business combination (e.g., a merger, consolidation, sale of 10% or more of a company's assets or issuance of securities with an aggregate market value of 5% or more of the aggregate market value of all of the company's outstanding capital stock) with a beneficial owner of 20% or more of a company's securities (a "20% shareholder") for a period of five years following the date such beneficial owner became a 20% shareholder (the "stock acquisition date"), unless, among other things, such business combination or the purchase of stock resulting in the 20% shareholder's beneficial ownership was approved by the company's board of directors prior to the stock acquisition date or the business combination is approved by the affirmative vote of the holders of a majority of the outstanding voting stock exclusive of the stock beneficially owned by the 20% shareholder. The Bylaws of Gabelli Asset Management Inc. provide that Gabelli Asset Management Inc. is not governed by Section 912 of the NYBCL.

CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

       The summary set forth below describes certain provisions of the Certificate of Incorporation and Bylaws. The summary is qualified in its entirety by reference to the provisions of the Certificate of Incorporation and Bylaws, copies of which will be filed as exhibits to the registration statement of which this prospectus forms a part.

       Certain of the provisions of the Certificate of Incorporation or the Bylaws discussed below may have the effect, either alone or in combination with the provisions of the NYBCL discussed above, of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt that is opposed by the Board of Directors but that a shareholder might consider to be in such shareholder's best interest. Those provisions include (i) restrictions on the rights of shareholders to remove or elect directors; and (ii) prohibitions against shareholders calling a special meeting of shareholders. In addition, the Certificate of Incorporation contains provisions relating to the allocation of certain corporate opportunities and resolution of certain potential conflicts of interest. See "-- Overview of Corporate Opportunity and Conflict of Interest Policies," "-- Corporate Opportunity Policy" and "-- Conflict of Interests Policy." NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES. The Bylaws provide that, subject to any rights of holders of Preferred Stock to elect directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by directors constituting a majority of the total number of directors that Gabelli Asset Management Inc. would have if there were no vacancies on the Board of Directors (the "Whole Board"), with the Whole Board consisting of not more than nine nor less than five directors. The Certificate of Incorporation and Bylaws also provide that, subject to any rights of holders of Preferred Stock or any other series or class of Stock, and unless the Board of Directors otherwise determines, any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Accordingly, absent an amendment to the Bylaws, the Board of Directors could prevent any shareholder from enlarging the Board of Directors and filling the new directorships with such shareholder's own nominees.

       The Certificate of Incorporation provides that, subject to the rights of holders of Preferred Stock to elect directors under specified circumstances, effective as of the date on which Mr. Gabelli beneficially owns less than a majority of the voting power of the Voting Stock (as defined below) (the "Trigger Date"), a director may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of Sock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class. Before the Trigger Date, directors may be removed, without cause, with the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class.

       SPECIAL MEETINGS. The Bylaws provide that, subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances and the rights of shareholders to call a special meeting to elect a sufficient number of directors to conduct the business of Gabelli Asset Management Inc. under specified circumstances, special meetings of shareholders can be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board or the Chairman of the Board, except that prior to the Trigger Date, special meetings can also be called at the request of the holders of a majority of the voting power of the then outstanding Voting Stock. Accordingly, effective as of the Trigger Date, shareholders will not be permitted to call a special meeting or to require that the Board of Directors call a special meeting of shareholders except under the limited circumstances described in the preceding sentence. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of meeting given by Gabelli Asset Management Inc.

       The provisions of the Bylaws permitting special meetings to be called only by the Chairman or at the request of a majority of the Whole Board may have the effect, after the Trigger Date, of delaying consideration of a shareholder proposal until the next annual meeting. Moreover, a shareholder could not force shareholder consideration of a proposal over the opposition of the Chairman or a majority of the

Whole Board by calling a special meeting of shareholders prior to the time such parties believe such consideration to be appropriate.

       Liability of Directors; Indemnification. Gabelli Asset Management Inc.'s Certificate of Incorporation provides that, to the fullest extent permitted by the NYBCL, no director of Gabelli Asset Management Inc. shall be liable to Gabelli Asset Management Inc. or its shareholders for monetary damages for the breach of fiduciary duty in such capacity. Under the NYBCL, such provision does not eliminate or limit the liability of any director

       (i) if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained a material profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL or

       (ii) for any act or omission prior to the adoption of this provision.

       As a result of this provision, Gabelli Asset Management Inc. and its shareholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although shareholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, shareholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

       The Bylaws provide that Gabelli Asset Management Inc. will indemnify any person who was or is a party to any threatened, pending, or completed action, suit or proceeding because he or she is or was a director, officer, employee or agent of Gabelli Asset Management Inc. or is or was serving at the request of Gabelli Asset Management Inc. as a director or officer of another corporation, partnership or other enterprise. The Bylaws provide that indemnification will be from and against expenses, judgments, fines and amounts paid in settlement by the indemnitee. However, this indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Gabelli Asset Management Inc., and with respect to a criminal action or proceeding, if the indemnitee had no reasonable cause to believe that his or her conduct was unlawful.

       OVERVIEW OF CORPORATE OPPORTUNITY AND CONFLICT OF INTEREST POLICIES. In order to address certain potential conflicts of interest between Gabelli Asset Management Inc. and Mr. Gabelli, members of his immediate family and affiliates, Mr. Gabelli and members of his immediate family who are at the time officers or directors of Gabelli Asset Management Inc. have agreed to limitations on their activities in the investment management business other than Permissible Accounts. References to "Permissible Accounts" mean the funds and accounts managed outside Gabelli Asset Management Inc. which are permitted under the Certificate of Incorporation of Gabelli Asset Management Inc. In addition, the Certificate of Incorporation contains provisions concerning the conduct of certain affairs of Gabelli Asset Management Inc. as they may involve Mr. Gabelli, members of his immediate family and affiliates, and the powers, rights, duties and liabilities of Gabelli Asset Management Inc. and its subsidiaries and their respective officers, directors and shareholders in connection therewith.

       For purposes of these provisions, which are summarized below,

       (i) "Gabelli Asset Management Inc." includes its subsidiaries and other entities in which it beneficially owns 50% or more of the outstanding voting securities or comparable interests, and

       (ii) a "Gabelli" includes Mr. Gabelli, any member of his immediate family who is at the time an officer or director of Gabelli Asset Management Inc. and any entity in which one or more Gabelli's beneficially own a controlling interest of the outstanding voting securities or beneficially own a controlling interest of the outstanding voting securities or comparable interests.

       "Corporate opportunities" potentially allocable to Gabelli Asset Management Inc. consist of business opportunities that

       (i)   Gabelli Asset Management Inc. is financially able to undertake;

       (ii) are, from their nature, in Gabelli Asset Management Inc.'s actual line or lines of business and are of practical advantage to Gabelli Asset Management Inc.; and

       (iii) are ones in which Gabelli Asset Management Inc. has an interest or reasonable expectancy. "Corporate opportunities" do not include transactions in which Gabelli Asset Management Inc. or a Gabelli is permitted to participate pursuant to any agreement between Gabelli Asset Management Inc. and such Gabelli that is in effect as of the time any equity security of Gabelli Asset Management Inc. is held of record by any person other than a Gabelli or is subsequently entered into with the approval of the members of the Board of Directors and do not include passive investments.

       Before the Trigger Date, the affirmative vote of the holders of a majority of the outstanding Voting Stock, voting together as a single class, will be required to alter, amend or repeal any of these conflict of interest or corporate opportunity provisions in a manner adverse to the interests of any Gabelli. After the Trigger Date, such vote will be increased to 80% to alter, amend, repeal or replace any of the conflict of interest and corporate opportunity provisions.

       CORPORATE OPPORTUNITY POLICY. Except with respect to opportunities that involve Permissible Accounts, if a Gabelli acquires knowledge of a potential transaction on a matter that is a corporate opportunity for both any Gabelli and Gabelli Asset Management Inc., such Gabelli will have a duty to communicate that opportunity to Gabelli Asset Management Inc. and may not pursue that opportunity or direct it to another person unless Gabelli Asset Management Inc. declines such opportunity or fails to pursue it.

       If a director or officer of Gabelli Asset Management Inc. other than a Gabelli acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Gabelli Asset Management Inc. and a Gabelli, the Certificate of Incorporation requires that such director or officer act in good faith in accordance with the following two-part policy.

       First, a corporate opportunity offered to any person who is a director but not an officer of Gabelli Asset Management Inc. and who is also a director (whether or not an officer) of an entity which is at the time a Gabelli will belong to such Gabelli or to Gabelli Asset Management Inc., as the case may be, depending on whether the opportunity is expressly offered to the person primarily in his or her capacity as an officer or director of the entity which is at the time a Gabelli or of Gabelli Asset Management Inc., respectively. Otherwise, the opportunity will belong to Gabelli Asset Management Inc. to the same extent as if the opportunity came directly to Gabelli Asset Management Inc.

       Second, a corporate opportunity offered to any person who is an officer (whether or not a director) of Gabelli Asset Management Inc. and who is also a director or an officer of an entity which is at the time a Gabelli will belong to Gabelli Asset Management Inc., unless the opportunity is expressly offered to that person primarily in his or her capacity as a director or officer of the entity which is at the time a Gabelli, in which case the opportunity will belong to such Gabelli to the same extent as if the opportunity came directly to a Gabelli.

       Under the Certificate of Incorporation, a director or officer of Gabelli Asset Management Inc. (other than a Gabelli) who acts in accordance with the foregoing two-part policy

       (i) will be deemed fully to have satisfied his or her fiduciary duties to Gabelli Asset Management Inc. and its shareholders with respect to such corporate opportunity;

       (ii) will not be liable to Gabelli Asset Management Inc. or its shareholders for any breach of fiduciary duty by reason of the fact that a Gabelli pursues or acquires such opportunity or directs such corporate opportunity to another person or entity or does not communicate information regarding such opportunity to Gabelli Asset Management Inc.;

       (iii) will be deemed to have acted in good faith and in a manner he or she reasonably believes to be in the best interests of Gabelli Asset Management Inc.; and

       (iv) will be deemed not to have breached his or her duty of loyalty to Gabelli Asset Management Inc. or its shareholders and not to have derived an improper benefit therefrom.

       Under the Certificate of Incorporation, any corporate opportunity that belongs to a Gabelli or to Gabelli Asset Management Inc. pursuant to the foregoing policy will not be pursued by the other (or directed by the other to another person or entity) unless and until such Gabelli or Gabelli Asset Management Inc., as the case may be, determines not to pursue the opportunity. If the party to whom the corporate opportunity belongs does not, however, within a reasonable period of time, begin to pursue, or thereafter continue to pursue, such opportunity diligently and in good faith, the other party may pursue such opportunity (or direct it to another person or entity).

       CONFLICT OF INTERESTS POLICY. The Certificate of Incorporation provides that no contract, agreement, arrangement or transaction, or any amendment, modification or termination thereof, or any waiver of any right thereunder, (each, a "Transaction") between Gabelli Asset Management Inc. and

       (i)  a Gabelli,

       (ii)  any customer or supplier,

       (iii) any entity in which a director of Gabelli AssetManagement Inc. has a financial interest (a "Related Entity"), or

       (iv) one or more of the directors or officers of Gabelli Asset Management Inc. or any Related Entity;

will be voidable solely because any of the persons or entities listed in (i) through (iv) above are parties thereto, if the standard specified below is satisfied.

       Further, no Transaction will be voidable solely because any such directors or officers are present at or participate in the meeting of the Board of Directors or committee thereof that authorizes the Transaction or because their votes are counted for such purpose, if the standard specified is satisfied. That standard will be satisfied, and such Gabelli, the Related Entity, and the directors and officers of Gabelli Asset Management Inc., or the Related Entity (as applicable) will be deemed to have acted reasonably and in good faith (to the extent such standard is applicable to such person's conduct) and fully to have satisfied any duties of loyalty and fiduciary duties they may have to Gabelli Asset Management Inc. and its shareholders with respect to such Transaction if any of the following four requirements are met:

       (i) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the Board of Directors or the committee thereof that authorizes the Transaction, and the Board of Directors or such committee in good faith approves the Transaction by the affirmative vote of a majority of the disinterested directors on the Board of Directors or such committee, even if the disinterested directors are less than a quorum;

       (ii) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the holders of Voting Stock entitled to vote thereon, and the Transaction is specifically approved by vote of the holders of a majority of the voting power of the then outstanding Voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class;

       (iii) the Transaction is effected pursuant to guidelines that are in good faith approved by a majority of the disinterested directors on the Board of Directors or the applicable committee thereof or by vote of the holders of a majority of the then outstanding voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class; or

       (iv) the Transaction is fair to Gabelli Asset Management Inc. as of the time it is approved by the Board of Directors, a committee thereof or the shareholders of Gabelli Asset Management Inc.

       The Certificate of Incorporation also provides that any such Transaction authorized, approved, or effected, and each of such guidelines so authorized or approved, as described in (i), (ii) or (iii) above, will be deemed to be entirely fair to Gabelli Asset Management Inc. and its shareholders, except that, if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption will arise that such Transaction or guideline is not fair to Gabelli Asset Management Inc. and its shareholders. In addition, the Certificate of Incorporation provides that a Gabelli will not be liable to Gabelli Asset Management Inc. or its shareholders for breach of any fiduciary duty that a Gabelli may have as a shareholder of Gabelli Asset Management Inc. by reason of the fact that a Gabelli takes any action in connection with any transaction between such Gabelli and Gabelli Asset Management Inc. For purposes of these provisions, interests in an entity that are not equity or ownership interests or that constitute less than 10% of the equity or ownership interests of such entity will not be considered to confer a financial interest on any person who beneficially owns such interests.

       The New York courts have not ruled on the validity or enforceability of provisions similar to the corporate opportunity and conflicts of interest provisions that are included in Gabelli Asset Management Inc.'s Certificate of Incorporation and could rule that certain liabilities which they purport to eliminate remain in effect.

       LISTING. The Class A Common Stock is listed on the New York Stock Exchange under the symbol "GBL."

       TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for the Common Stock is State Street Bank and Trust Company.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

       This section describes the general terms and provisions of the trust preferred securities that may be offered by this prospectus. When the trusts offer to sell a particular series of the trust preferred securities, a prospectus supplement will describe the specific terms of the series. The prospectus supplement will also indicate whether the general terms described in this section apply to that particular series of trust preferred securities.

       Specified terms and provisions of the trust preferred securities are described in this section. The summary is not complete. You should read this description of the trust preferred securities and the amended and restated declaration of trust and prospectus supplement relating to the applicable series of the trust preferred securities before you buy any trust preferred securities. The forms of amended and restated declarations of trust are filed as exhibits to the registration statement.

GENERAL

       Each trust may issue only one series of trust preferred securities having terms described in the prospectus supplement. The declaration of trust of each trust will authorize the administrative trustees, on behalf of the trust, to issue the trust preferred securities of the trust. The trusts will use all of the proceeds they receive from the sale of trust preferred securities and common securities to purchase subordinated debt securities issued by Gabelli Asset Management Inc. The subordinated debt securities will be held in trust by the trust's property trustee for the benefit of the holders of the trust preferred securities and common securities.

       The trust preferred securities of each trust will have such terms as is set forth in the trust's declaration of trust, including as relates to distributions, redemption, voting, liquidation rights and the other preferred, deferral and special rights and restrictions. A prospectus supplement relating to the trust preferred securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

       -     the distinctive designation of the trust preferred securities;

       -     the number of trust preferred securities issued by the trust;

       - the annual distribution rate, or method of determining such rate, for trust preferred securities of the trust;

       -     the date or dates on which distributions will be payable;

       - whether distributions on the trust preferred securities will be cumulative;

       - if the trust preferred securities have cumulative distribution rights, the date or dates, or method of determining the date or dates, from which distributions on the trust preferred securities will be cumulative;

       - the amount or amounts that will be paid out of the assets of the trust to the holders of the trust preferred securities of the trust upon voluntary or involuntary dissolution, winding-up or termination of the trust;

       - the obligation, if any, of the trust to purchase or redeem the trust preferred securities;

       - if the trust is to purchase or redeem the trust preferred securities;

       - the price or prices at which the trust preferred securities will be purchased or redeemed in whole or in part;

       - the period or periods within which the trust preferred securities will be purchased or redeemed, in whole or in part; and

       - the terms and conditions upon which the trust preferred securities will be purchased or redeemed, in whole or in part;

       - the voting rights, if any, of the trust preferred securities in addition to those required by law, including:

       -     the number of votes per trust preferred security; and

       - any requirement for the approval by the holders of trust preferred securities as a condition to specified action or amendments to the trust's declaration of trust;

       - the rights, if any, to defer distributions on the trust preferred securities by extending the interest payment period on the related subordinated debt securities;

       - the terms upon which the subordinated debt securities may be distributed to holders of trust preferred securities;

       - if applicable, any securities exchange upon which the trust preferred securities shall be listed; and

       - any other relative rights, preferences, privileges, limitations or restrictions of the trust preferred securities not inconsistent with the trust's declaration of trust or applicable law.

       The prospectus supplement relating to the trust preferred securities being offered may specify that the trust preferred securities may be converted into Gabelli Asset Management Inc.'s common stock upon the terms set forth in the prospectus supplement.

       All trust preferred securities offered will be guaranteed by Gabelli Asset Management Inc. to the extent set forth under "Description of Guarantees." Any material United States federal income tax considerations applicable to an offering of trust preferred securities will be described in the applicable prospectus supplement.

       In connection with the issuance of preferred securities, each trust will issue one series of common securities. The declaration of each trust authorizes the regular trustees to issue on behalf of such trust one series of common securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the common securities issued by the trust will be substantially identical to the terms of the preferred securities issued by such trust and the common securities will rank equally, and payments will be made thereon pro rata, with the preferred securities. However, upon an event of default under the declaration of trust, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. Except in certain limited circumstances, the common securities will also carry the right to vote, and appoint, remove or replace any of the trustees of a trust. Gabelli Asset Management Inc. will own, directly or indirectly, all of the common securities of each trust.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

       If an event of default occurs, and is continuing, under the declaration of trust of GBL Trust I or GBL Trust II, the holders of the preferred securities of that trust would typically rely on the property trustee to enforce its rights as a holder of the related subordinated debt securities against Gabelli Asset Management Inc. Additionally, those who together hold a majority of the liquidation amount of the trust's preferred securities will have the right to:

       - direct the time, method and place of conducting any proceeding for any remedy available to the property trustee; or

       - direct the exercise of any trust or power that the property trustee holds under the declaration of trust, including the right to direct the property trustee to exercise the remedies available to it as a holder of Gabelli Asset Management Inc.'s subordinated debt securities.

       If the property trustee fails to enforce its rights under the applicable series of subordinated debt securities, a holder of trust preferred securities of such trust may institute a legal proceeding directly against Gabelli Asset Management Inc. to enforce the property trustee's rights under the applicable series of subordinated debt securities without first instituting any legal proceeding against the property trustee or any other person or entity.

       Notwithstanding the foregoing, if an event of default occurs and the event is attributable to Gabelli Asset Management Inc.'s failure to pay interest or principal on the subordinated debt securities when due, including any payment on redemption, and this debt payment failure is continuing, a preferred securities holder of the trust may directly institute a proceeding for the enforcement of this payment. Such a proceeding will be limited, however, to enforcing the payment of this principal or interest only up to the value of the aggregate liquidation amount of the holder's preferred securities as determined after the due date specified in the applicable series of subordinated debt securities.

                           DESCRIPTION OF GUARANTEES

       This section describes the general terms and provisions of the guarantees. Gabelli Asset Management Inc. will execute and deliver the guarantees for the benefit of the holders of the trust preferred securities. The prospectus supplement will describe the specific terms of the guarantees offered through that prospectus supplement and any general terms outlined in this section that will not apply to those guarantees.

       Each guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as indenture trustee under each guarantee for purposes of the Trust Indenture Act.

       This section summarizes specified terms and provisions of the guarantees. The summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of guarantee, which is filed as an exhibit to the registration statement which includes this prospectus, and the Trust Indenture Act. Each guarantee will be held by the guarantee trustee for the benefit of holders of the trust preferred securities to which it relates.

GENERAL

       Pursuant to each guarantee, Gabelli Asset Management Inc. will irrevocably and unconditionally agree, to the extent set forth in the guarantee, to pay in full, to the holders of the related trust preferred securities, the following guarantee payments, to the extent these guarantee payments are not paid by, or on behalf of, the related trust, regardless of any defense, right of set-off or counterclaim that Gabelli Asset Management Inc. may have or assert against any person:

       - any accrued and unpaid distributions required to be paid on the trust preferred securities of the trust, but if and only if and to the extent that the trust has funds legally and immediately available to make those payments;

       - the redemption price, including all accrued and unpaid distributions to the date of redemption, with respect to any trust preferred securities called for redemption by the trust, but if and only to the extent the trust has funds legally and immediately available to make that payment; and

       - upon a dissolution, winding-up or termination of the trust, other than in connection with the distribution of subordinated debt securities to the holders of trust preferred securities of the trust, the lesser of:

       - the total of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities of the trust to the date of payment, to the extent the trust has funds legally and immediately available to make that payment; and

       - the amount of assets of the trust remaining available for distribution to holders of trust preferred securities of the trust in liquidation of the trust.

       Gabelli Asset Management Inc. may satisfy its obligation to make a guarantee payment by directly paying the required amounts to the holders of the related trust preferred securities or by causing the related trust to pay such amounts to such holders.

       Each guarantee will constitute a guarantee of payments with respect to the related trust preferred securities from the time of issuance of the trust preferred securities. The guarantees will not apply to the payment of distributions and other payments on the trust preferred securities when the related trust does not have sufficient funds legally and immediately available to make the distributions or other payments. If Gabelli Asset Management Inc. does not make interest payments on the subordinated debt securities purchased by a trust, such trust will not pay distributions on the preferred securities issued by such trust and will not have funds available therefor. The guarantee, when taken together with Gabelli Asset Management Inc.'s obligations under the subordinated debt securities, the Indentures, and the declarations of trust will provide a full and unconditional guarantee by Gabelli Asset Management Inc. of payments due on the trust preferred securities.

       Gabelli Asset Management Inc. will also agree separately, through the guarantees of the common securities, to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities to the same extent as the guarantees of the preferred securities. However, upon an event of default under the Indentures, holders of preferred securities shall have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

SUBORDINATION

       Gabelli Asset Management Inc.'s obligation under each guarantee to make the guarantee payments will be an unsecured obligation of Gabelli Asset Management Inc. and, if subordinated debt securities are issued to the applicable trust and unless otherwise noted in the prospectus supplement, will rank:

       - subordinate and junior in right of payment to all of Gabelli Asset Management Inc.'s other liabilities, including the subordinated debt securities, except those obligations or liabilities ranking equal to or subordinate to the guarantees by their terms;

       - equally with any other securities, liabilities or obligations that may have equal ranking by their terms; and

       -     senior to all of Gabelli Asset Management Inc.'s common stock.

       The terms of the trust preferred securities will provide that each holder of trust preferred securities, by accepting the trust preferred securities, agrees to the subordination provisions and other terms of the guarantee related to subordination.

       Each guarantee will constitute a guarantee of payment and not of collection. This means that the holder of trust preferred securities may institute a legal proceeding directly against Gabelli Asset Management Inc. to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity.

       Each guarantee will be unsecured and, because Gabelli Asset Management Inc. is principally a holding company, will be effectively subordinated to all existing and future liabilities of Gabelli Asset Management Inc.'s subsidiaries. The guarantee does not limit the incurrence or issuance of other secured or unsecured debt by Gabelli Asset Management Inc.

AMENDMENTS AND ASSIGNMENT

       For any changes that materially and adversely affect the rights of holders of the related trust preferred securities, each guarantee may be amended only if there is prior approval of the holders of more than 50% in liquidation amount of the outstanding trust preferred securities issued by the applicable trust. All guarantees and agreements contained in each guarantee will bind the successors, assigns, receivers, trustees and representatives of Gabelli Asset Management Inc. and will inure to the benefit of the holders of the related trust preferred securities of the applicable trust then outstanding.

TERMINATION

       Each guarantee will terminate and will have no further force and effect as to the related trust preferred securities upon:

       - distribution of subordinated debt securities to the holders of all trust preferred securities of the applicable trust; or

       - full payment of the amounts payable upon liquidation of the applicable trust.

       Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related trust preferred securities must restore payment of any sums paid with respect to the trust preferred securities or under the guarantee.

EVENTS OF DEFAULT

       Each guarantee provides that an event of default under a guarantee occurs upon Gabelli Asset Management Inc.'s failure to perform any of its obligations under the applicable guarantee.

       The holders of a majority or more in liquidation amount of the trust preferred securities to which any guarantee relates may direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee with respect to the guarantee or may direct the exercise of any trust or power conferred upon the guarantee trustee in respect of the guarantee.

       If the guarantee trustee fails to enforce the guarantee, any holder of the related trust preferred securities may institute a legal proceeding directly against Gabelli Asset Management Inc. to enforce the holder's rights under such guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

       Notwithstanding the foregoing, if Gabelli Asset Management Inc. fails to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against Gabelli Asset Management Inc. for enforcement of the preferred securities guarantee for such payment.

       The holders of a majority or more in liquidation amount of trust preferred securities of any series may, by vote, on behalf of the holders of all the trust preferred securities of the series, waive any past event of default and its consequences.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

       Prior to an event of default with respect to any guarantee and after the curing or waiving of all events of default with respect to the guarantee, the guarantee trustee may perform only the duties that are specifically set forth in the guarantee.

       Once a guarantee event of default has occurred and is continuing, the guarantee trustee is to exercise, with respect to the holder of the trust preferred securities of the series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Unless the guarantee trustee is offered reasonable indemnity against the costs, expenses and liabilities which may be incurred by the guarantee trustee by a holder of the related trust preferred securities, the guarantee trustee is not required to exercise any of its powers under any guarantee at the request of the holder. Additionally, the guarantee trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the guarantee trustee reasonably believes that it is not assured repayment or adequate indemnity.

       The guarantee trustee is The Bank of New York, which is one of a number of banks and trust companies with which Gabelli Asset Management Inc. and its subsidiaries maintain ordinary banking and trust relationships.

GOVERNING LAW

       Each guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

       Gabelli Asset Management Inc. may issue Stock Purchase Contracts, including contracts obligating holders to purchase from Gabelli Asset Management Inc. and Gabelli Asset Management Inc. to sell to the holders of these contracts, a specified number of shares of Common Stock or Preferred Stock at a future date or dates or at the option of Gabelli Asset Management Inc. The consideration per share of Common Stock or Preferred Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units consisting of a Stock Purchase Contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock or Preferred Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require Gabelli Asset Management Inc. to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contacts may require holders to secure their obligations thereunder in a specified manner.

       The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                              PLAN OF DISTRIBUTION

       Gabelli Asset Management Inc., may sell the common stock, preferred stock, any series of debt securities, stock purchase contracts and stock purchase units, and GBL Trust I and GBL Trust II may sell any of the preferred securities, being offered hereby in one or more of the following ways from time to time:

       - to underwriters or dealers for resale to the public or to institutional investors;

       -     directly to institutional investors; or

       -     through agents to the public or to institutional investors.

       The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

       -     the name or names of any underwriters or agents;

       - the purchase price of the securities and the proceeds to be received by Gabelli Asset Management Inc. or the applicable trust from the sale;

       - any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

       -     any initial public offering price;

       - any discounts or concessions allowed or reallowed or paid to dealers; and

       -     any securities exchange on which the securities may be listed.

       If Gabelli Asset Management Inc. or the trusts use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

       -     negotiated transactions;

       -     at a fixed public offering price or prices, which may be changed;

       -     at market prices prevailing at the time of sale;

       -     at prices related to prevailing market prices; or

       -     at negotiated prices.

       If dealers are utilized in the sale of offered securities, Gabelli Asset Management Inc. or the trusts will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

       Offered securities may be sold directly by Gabelli Asset Management Inc. or the trusts to one or more institutional purchasers, or through agents designated by Gabelli Asset Management Inc. or the trusts from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

       As one of the means of direct issuance of offered securities, Gabelli Asset Management Inc. or the trusts may utilize the service of an entity through which it may conduct an electronic "dutch auction" or similar offering of the offered securities among potential purchasers who are eligible to participate in the action or offering of such offered securities, if so described in the applicable prospectus supplement.

       If so indicated in the applicable prospectus supplement, Gabelli Asset Management Inc. or the trusts will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from Gabelli Asset Management Inc. or the trusts at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

       The broker-dealer subsidiaries of Gabelli Asset Management Inc. or the trusts, including Gabelli & Company, Inc., are members of the National Association of Securities Dealers, Inc. and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Gabelli Asset Management Inc.'s or the trusts' broker-dealer subsidiaries participate will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the NASD.

       This prospectus, together with any applicable prospectus supplement may also be used by any broker-dealer subsidiary of Gabelli Asset Management Inc. or the trusts in connection with offers and sales of the offered securities in market-making transactions, including block positioning and block trades, at negotiated prices related to prevailing market prices at the time of sale. Any of Gabelli Asset Management Inc.'s or the trusts' broker-dealer subsidiaries, including Gabelli & Company, Inc., may act as principal or agent in such transactions. None of Gabelli Asset Management Inc.'s or the trusts' broker-dealer subsidiaries have any obligations to make a market in any of the offered securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

       The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for Gabelli Asset Management Inc. or the trusts. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with Gabelli Asset Management Inc. or the trusts and its compensation.

       Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

       Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with Gabelli Asset Management Inc. and/or the applicable trust, or both, to indemnification by Gabelli Asset Management Inc. and/or the applicable trust, or both, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for Gabelli Asset Management Inc., any trust, and/or its affiliates and/or accounts managed by Gabelli Asset Management Inc., any trust, and/or its affiliates.

       Each series of securities will be a new issue of securities and will have no established trading market other than the Class A common stock which is listed on the New York Stock Exchange. Any Class A common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. The securities, other than the Class A common stock, may or may not be listed on a national securities exchange. Any underwriters to whom securities are sold by Gabelli Asset Management Inc. or any trust for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

       The maximum underwriting discounts or commissions to be received by any underwriter for the sale of any securities pursuant to this shelf registration shall not be greater than eight (8) percent.

       Any offering of trust preferred securities will be made in compliance with Rule 2810 of the NASD Conduct Rules.

                                 ERISA MATTERS

       The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain requirements on those pension, profit-sharing and other employee benefit plans to which it applies and on those persons who are fiduciaries with respect to such plans. In accordance with ERISA's fiduciary standards, before purchasing the offered securities, a fiduciary should determine whether such an investment is permitted under the documents governing the plan and is appropriate for the plan in view of its overall investment policy and the diversification of its portfolio.

       In addition, Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") prohibit certain transactions involving the assets of a plan and persons who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of the Code with respect to the plan. Thus, a fiduciary considering a purchase of the offered securities should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or the Code. Gabelli Asset Management Inc. has subsidiaries, including broker-dealer subsidiaries, that provide services to many employee benefit plans and individual retirement accounts ("IRAs"). Gabelli Asset Management Inc. and any direct or indirect subsidiary of Gabelli Asset Management Inc. may each be considered a "party in interest" within the meaning of ERISA, and a "disqualified person" within the meaning of the Code with respect to these employee benefit plans and IRAs. If so, the acquisition of the offered securities by or on behalf of the plan or IRA could result in a prohibited transaction.

       Certain exemptions from the prohibited transaction provisions of ERISA and the Code could be applicable, depending on the plan fiduciary who makes the decision on behalf of the plan to purchase the offered securities and the terms of the offered securities. Among these exemptions are Prohibited Transaction Class Exemption 90-1, relating to investments by insurance company pooled separate accounts, Prohibited Transaction Class Exemption 91-38, relating to investments by bank collective investment funds, Prohibited Transaction Class Exemption 84-14, relating to investments made by a "qualified professional asset manager," Prohibited Transaction Class Exemption 95-60 relating to investments by insurance company general accounts and Prohibited Transaction Class Exemption 96-23, relating to investments made by in-house asset managers.

       DUE TO THE COMPLEXITY OF THE PROHIBITED TRANSACTION RULES AND THE PENALTIES IMPOSED UPON PERSONS INVOLVED IN PROHIBITED TRANSACTIONS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL PLAN PURCHASERS CONSULT WITH THEIR COUNSEL REGARDING THE CONSEQUENCES UNDER ERISA OF THEIR ACQUISITION AND OWNERSHIP OF THE OFFERED SECURITIES. EMPLOYEE BENEFIT PLANS WHICH ARE GOVERNMENTAL PLANS (AS DEFINED IN SECTION 3(32) OF ERISA) AND CERTAIN CHURCH PLANS (AS DEFINED IN
SECTION 3(33) OF ERISA) MAY NOT BE SUBJECT TO ERISA, BUT MAY BE SUBJECT TO STATE REGULATIONS THAT ARE SIMILAR TO THE ERISA RULES.

                                 LEGAL MATTERS

       Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will act as counsel to Gabelli Asset Management Inc., GBL Trust I and GBL Trust II.

                                    EXPERTS

       The consolidated financial statements of Gabelli Asset Management Inc. appearing in its Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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                                  $100,000,000

                         GABELLI ASSET MANAGEMENT INC.

                      5 1/2% SENIOR NOTES DUE MAY 15, 2013

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                             PROSPECTUS SUPPLEMENT
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                              MERRILL LYNCH & CO.

                                  MAY 8, 2003
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